                                                                 DRAFT:  4/30/94





                                CREDIT AGREEMENT

                            dated as of May 2, 1994,

                                     among


                                LDI CORPORATION,
                                as the Borrower,

                                      and

                    CERTAIN COMMERCIAL LENDING INSTITUTIONS,
                                 as the Banks,

                                      and

                   NATIONAL CITY BANK, SOCIETY NATIONAL BANK
                           and CONTINENTAL BANK N.A.,
                         as the Co-Agents for the Banks

                               TABLE OF CONTENTS


I.       DEFINITIONS AND ACCOUNTING TERMS . . . . . .           2

         1.1  Defined Terms  . . . . . . . . . . . .            2
         1.2  Use of Defined Terms . . . . . . . . . .         20
         1.3  Cross-References . . . . . . . . . . . .         20
         1.4  Accounting and Financial Determinations          20

II.      AMOUNT AND TERMS OF CREDIT . . . . . . . . .          21

         2.1  Loans . . . . . . . . . . . . . . . . .          21
         2.2  Notice of Borrowing   . . . . . . . . .          21
         2.3  Interest  . . . . . . . . . . . . . . .          22
         2.4  Continuation and Conversion Elections .          23
         2.5  Notes . . . . . . . . . . . . . . . . .          23
         2.6  Termination or Reduction of Commitments          24
         2.7  Mandatory Reduction in Commitments  . .          24
         2.8  Prepayment  . . . . . . . . . . . . . .          24
         2.9  Funding . . . . . . . . . . . . . . . .          25
         2.10 Letters of Credit . . . . . . . . . . .          25

III.     FEES . . . . . . . . . . . . . . . . . . . .          27

         3.1  Unused Facility Fee . . . . . . . . . .          27
         3.2  Agent Fees  . . . . . . . . . . . . . .          27
         3.3  Facility Fee  . . . . . . . . . . . . .          27

IV.      CERTAIN FIXED RATE AND OTHER PROVISIONS  . .          27

         4.1  LIBOR Rate Lending Unlawful . . . . . .          27
         4.2  Deposits Unavailable  . . . . . . . . .          28
         4.3  Increased Fixed Rate Loan Costs, etc. .          28
         4.4  Funding Losses  . . . . . . . . . . . .          29
         4.5  Increased Capital Costs . . . . . . . .          29
         4.6  Taxes . . . . . . . . . . . . . . . . .          30
         4.7  Payments, Computations, etc.  . . . . .          31
         4.8  Sharing of Payments . . . . . . . . . .          31
         4.9  Setoff  . . . . . . . . . . . . . . . .          32
         4.10 Use of Proceeds . . . . . . . . . . . .          32

V.       CONDITIONS TO BORROWING  . . . . . . . . . .          33

            5.1  Initial Borrowing . . . . . . . . . . .       33
            5.2  All Borrowings  . . . . . . . . . . . .       34

VI.      REPRESENTATIONS AND WARRANTIES . . . . . . .          34

         6.1  Organization, etc.  . . . . . . . . . .          34
         6.2  Due Authorization, Non-Contravention,etc.        35
         6.3  Government Approval, Regulation, etc. .          35
         6.4  Validity, etc.  . . . . . . . . . . . .          35
         6.5  Financial Information . . . . . . . . .          36





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         6.6    No Material Adverse Change  . . . . .          36
         6.7    Litigation, Labor Controversies, etc.          36
         6.8    Subsidiaries  . . . . . . . . . . . .          36
         6.9    Ownership of Properties . . . . . . .          36
         6.10   Taxes . . . . . . . . . . . . . . . .          37
         6.11   Pension and Welfare Plans . . . . . .          37
         6.12   Environmental Warranty  . . . . . . .          37
         6.13   Regulations G, U and X  . . . . . . .          37
         6.14   Investment Company Act; Public
                    Utility Holding Company Act . . .          37
         6.15   Solvency  . . . . . . . . . . . . . .          38
         6.16   No Default  . . . . . . . . . . . . .          38
         6.17   Adverse Contracts . . . . . . . . . .          38
         6.18   Full Disclosure . . . . . . . . . . .          38

VII.     COVENANTS  . . . . . . . . . . . . . . . . .          39

         7.1    Affirmative Covenants . . . . . . . .          39
         7.1.1  Financial Information, Reports,
                    Notices, etc. . . . . . . . . . .          39
         7.1.2  Compliance with Laws, etc.  . . . . .          42
         7.1.3  Maintenance of Properties . . . . . .          42
         7.1.4  Insurance . . . . . . . . . . . . . .          42
         7.1.5  Books and Records; Annual Review  . .          42
         7.1.6  Environmental Covenant  . . . . . . .          43
         7.1.7  Subsidiary Guaranties . . . . . . . .          44
         7.1.8  Payment . . . . . . . . . . . . . . .          44
         7.1.9  Payment of Taxes and Claims . . . . .          44
         7.1.10 Retirement Plans  . . . . . . . . . .          45
         7.1.11 Deficiency  . . . . . . . . . . . . .          45
         7.2.   Negative Covenants  . . . . . . . . .          45
         7.2.1  Business Activities . . . . . . . . .          45
         7.2.2  Indebtedness  . . . . . . . . . . . .          45
         7.2.3  Liens . . . . . . . . . . . . . . . .          46
         7.2.4  Financial Condition . . . . . . . . .          47
         7.2.5  Investments . . . . . . . . . . . . .          48
         7.2.6  Restricted Payments, etc. . . . . . .          48
         7.2.7  Consolidation, Merger, etc. . . . . .          49
         7.2.8  Asset Dispositions, etc.  . . . . . .          49
         7.2.9  Transactions with Affiliates  . . . .          49
         7.2.10 Subordination of Claims . . . . . . .          50
         7.2.11 Credit Rating System  . . . . . . . .          50

VIII.    EVENTS OF DEFAULT  . . . . . . . . . . . . .          50

         8.1    Listing of Events of Default  . . . .          50
         8.1.1  Non-Payment of Obligations  . . . . .          50
         8.1.2  Breach of Warranty  . . . . . . . . .          50
         8.1.3  Non-Performance of Certain Covenants
                   and Obligations  . . . . . . . . .          50
         8.1.4  Non-Performance of Other Covenants
                   and Obligations  . . . . . . . . .          50
         8.1.5  Default on Other Indebtedness . . . .          51
         8.1.6  Judgments . . . . . . . . . . . . . .          51
         8.1.7  Pension Plans . . . . . . . . . . . .          51





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         8.1.8  Bankruptcy, Insolvency, etc., of
                    Borrower. . . . . . . . . . . . .          51
         8.1.9  Bankruptcy, Insolvency, etc., of
                    Borrower's Subsidiaries . . . . .          52
         8.1.10 Material Adverse Change . . . . . . .          52
         8.2    Action if Bankruptcy of Borrower  . .          52
         8.3    Action if Other Event of Default  . .          53
         8.4    Deposits for Letters of Credit  . . .          53

IX.      THE CO-AGENTS  . . . . . . . . . . . . . . .          54

         9.1    Actions . . . . . . . . . . . . . . .          54
         9.2    Funding Reliance, etc.  . . . . . . .          55
         9.3    Exculpation . . . . . . . . . . . . .          55
         9.4    Successors  . . . . . . . . . . . . .          55
         9.5    Loans by Agent Banks  . . . . . . . .          56
         9.6    Credit Decisions  . . . . . . . . . .          56
         9.7    Copies, etc.  . . . . . . . . . . . .          57
         9.8    Note Holders  . . . . . . . . . . . .          57
         9.9    Knowledge of Default  . . . . . . . .          57
         9.10   Action by Agent . . . . . . . . . . .          58
         9.11   Notices, Default, Etc.  . . . . . . .          58

X.       MISCELLANEOUS PROVISIONS . . . . . . . . . .          58

         10.1   Waivers, Amendments, etc. . . . . . .          58
         10.2   Notices . . . . . . . . . . . . . . .          59
         10.3   Payment of Costs and Expenses . . . .          60
         10.4   Indemnification . . . . . . . . . . .          60
         10.5   Survival  . . . . . . . . . . . . . .          61
         10.6   Severability  . . . . . . . . . . . .          61
         10.7   Headings  . . . . . . . . . . . . . .          62
         10.8   Execution in Counterparts,
                    Effectiveness, etc. . . . . . . .          62
         10.9   Governing Law; Entire Agreement . . .          62
         10.10  Successors and Assigns  . . . . . . .          63
         10.11  Sale and Transfer of Loans and Note;
                    Participation in Loans and Note .          63
         10.11.1Assignments . . . . . . . . . . . . .          63
         10.11.2Participations  . . . . . . . . . . .          65
         10.12  Removal of Banks  . . . . . . . . . .          65
         10.13  Other Transactions  . . . . . . . . .          66
         10.14  Further Assurances  . . . . . . . . .          66
         10.15  Expiration of Commitment Period . . .          66
         10.16  Waiver of Jury Trial  . . . . . . . .          66





                                      iii
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ANNEX A   - COMMITMENTS
ANNEX B   - FACILITY FEE
ANNEX C   - WAIVER LETTERS
EXHIBIT A - Form of Note
EXHIBIT B - Form of Security Agreement
EXHIBIT C - Form of Borrowing Base Certificate
EXHIBIT D - Form of Bank Assignment Agreement
EXHIBIT E - Litigation
EXHIBIT F - Subsidiaries
EXHIBIT G - Existing Indebtedness
EXHIBIT H - Existing Investments





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                                CREDIT AGREEMENT


          THIS CREDIT AGREEMENT, dated as of May 2, 1994, among LDI CORPORATION, a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Banks") and NATIONAL CITY BANK ("NCB") and SOCIETY NATIONAL BANK ("Society") and CONTINENTAL BANK N.A. ("Continental"), as Co-Agents for the Banks,

                              W I T N E S S E T H:

          WHEREAS, the Borrower is primarily engaged in the business of leasing, selling, maintaining, financing and providing technical and business services related to data processing, communications, computer and other capital equipment; and

          WHEREAS,   the   Borrower,  various   financial   institutions
("Existing Continental Banks") and Continental, as agent for the Existing Continental Banks, are parties to a Credit Agreement, dated as of August 3,
1992, as heretofore amended ("Existing  Continental   Credit  Agreement"),
pursuant  to   which  the   Existing Continental Banks made certain financial
accommodations to Borrower; and

          WHEREAS, the Borrower, various financial institutions ("Existing NCB Banks"), and NCB and Society, as co-agents for the Existing NCB Banks, are parties to an Amended and Restated Credit Agreement, dated as of December 14, 1992, as heretofore amended ("Existing NCB Credit Agreement"), pursuant to which the Existing NCB Banks made certain financial accommodations to Borrower; and

          WHEREAS, the Borrower desires to obtain Loans (as hereinafter defined) from the Banks; and

          WHEREAS, the Borrower desires to use the initial Loans hereunder to pay in full all amounts outstanding under the Existing Continental Credit Agreement and the Existing NCB Credit Agreement as of the Closing Date (as hereinafter defined) (the "Repayment"); and

          WHEREAS, the Banks are willing, on the terms and subject to the conditions hereinafter set forth, to make such Loans to the Borrower; and

          WHEREAS, the proceeds of such Loans will be used for the Repayment and for the general corporate purposes and working capital purposes of the Borrower;

          NOW, THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS


     SECTION 1.1.  Defined Terms.   The following terms (whether or not
underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

     "Account Payable" means any money owed by the Borrower to others on open account and not evidenced by a written contract or a note, instrument, chattel paper or the like.

     "Accrued Liabilities" means all indebtedness, obligations and liabilities of any kind of the Borrower (including Contingent Liabilities) other than Non-Recourse Debt, Subordinated Debt and the long-term portion of deferred taxes of the Borrower.

     "Adjusted LIBOR" means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest one-sixteenth (1/16th) of one percent (1%)) by dividing (a) the applicable LIBOR rate by (b)(i) one (1.00) MINUS (ii) the LIBOR Reserve Percentage.

     "Administrative Agent" means NCB.

     "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility
for  administering,  any Plan).     A Person shall  be deemed "controlled by"
any other Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partner of such Person, or to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

     "Agreement" means, on any date, this Credit Agreement as originally in effect and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

     "Aircraft Residual Reserve Amount" means an amount equal to Three Million Dollars ($3,000,000) or such other amount as may be determined by the Required Co- Agents, in their sole discretion, after review of appraisals acceptable to the Required Co-Agents, in their sole discretion.

     "Applicable Residual Percentage" means (a) ninety percent (90%) for the period commencing on the Closing Date and ending on





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
July 30, 1994, (b) eighty percent (80%) for the period commencing on July 31, 1994 and ending on October 30, 1994, (c) seventy percent (70%) for the period commencing October 31, 1994 and ending on January 30, 1995, and (d) sixty-five percent (65%) on January 31, 1995 and at all times thereafter.

     "Assignee Bank" is defined in SECTION 10.11.1.

     "At Risk Mortgage Obligation" means, with respect to (a) Indebtedness of the Borrower and (b) Indebtedness guaranteed by the Borrower, which is secured by a mortgage or a deed of trust on specific real property as at any time, the extent to which the then outstanding amount of such Indebtedness exceeds the fair market value of such real property, as determined by the Required Co-Agents, in their sole discretion.

     "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Banks as of the Closing Date.

     "Availability Deficiency" means the occurrence, as at any time, of a condition in which (a) the sum of (i) the then aggregate outstanding principal amount of all Loans PLUS (ii) the then aggregate face amounts of all outstanding Letters of Credit exceeds (b) the then Total Commitment.

     "Bank Assignment Agreement" means a Bank Assignment Agreement substantially in the form of EXHIBIT D hereto.

     "Banks" is defined in the PREAMBLE.

     "Borrower" is defined in the PREAMBLE.

     "Borrowing" means the Loans of the same Type and, in the case LIBOR Loans, having the same Interest Period, made by all Banks on the same Business Day and pursuant to the request of the Borrower in accordance with
SECTION 2.2.

     "Borrowing Base Amount" means, as at any time, an amount equal to the difference of (a) the then Total Borrowing Base Assets, MINUS (b) the then Total Borrowing Base Liabilities.

     "Borrowing Base Certificate" means a borrowing base certificate substantially in the form of EXHIBIT C hereto.

     "Borrowing Base Deficiency" means the occurrence, as at any time, of a condition in which (a) the sum of (i) the then Total Borrowing Base Liabilities PLUS (ii) the then aggregate outstanding principal amount of all Loans PLUS (iii) the then aggregate face amounts of all outstanding Letters of Credit, exceeds (b) the then Total Borrowing Base Assets.





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
     "Business Day" means

    (a) any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Cleveland, Ohio and

    (b) relative to the making, continuing, conversion, prepayment or repayment of any LIBOR Loans, any such banking business day described in CLAUSE (A) above which is also a day on which dealings in Dollars are carried on in the relevant interbank eurodollar market applied to such LIBOR Loans.

     "Capital Lease" means any arrangement for the leasing of personal property which, in accordance with GAAP, is or should be accounted for as a capital lease.

     "Capital Lease Liabilities" means the aggregate amount of all monetary obligations of the Borrower or any of its Subsidiaries under Capital Leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

     "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List.

     "Closing Date" means June 1, 1994.

     "Co-Agents" means NCB, Society and Continental or any of them. Such term also includes each other Person as shall have subsequently been appointed as successor Co-Agent pursuant to Section 9.4.

     "Code" means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

     "Collateral Agent" means Continental, or such other Person as shall have been appointed as successor Collateral Agent.

     "Commitment" means the obligation hereunder of each Bank to make Loans to the Borrower during such Bank's Commitment Period up to the amount set opposite such Bank's name under the column headed "Commitment" as set forth in ANNEX A (or such lesser amount as shall be determined pursuant to SECTIONS 2.6, 2.7 and 2.10).




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
     "Commitment Period" means, with respect to any Bank, the period from the Closing Date to the date set forth opposite such Bank's name under the column headed "Commitment Period Expiration Date" on ANNEX A hereto, or such other date as may from time to time be agreed upon by the Borrower and such Bank and reflected in appropriate amendments to ANNEX A executed by the Borrower and such Bank.

     "Consolidated Net Earnings" means, for any Fiscal Quarter of the Borrower, the consolidated net after tax earnings, if any, of the Borrower and its Subsidiaries for such Fiscal Quarter; PROVIDED, HOWEVER, that if such consolidated net after tax earnings are less than zero (0) for any Fiscal Quarter, Consolidated Net Earnings for such Fiscal Quarter shall be zero (0).

     "Consolidated Tangible Net Worth" means the excess of the net book value (after deduction of all applicable reserves) of the assets (other than goodwill and other intangible assets) of the Borrower and its Subsidiaries over the liabilities of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

     "Continental" is defined in the introductory paragraph.

     "Contingent Liability" means any agreement, undertaking, arrangement, condition or circumstance by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply
funds  to, or  otherwise to  invest in,  a debtor,  or  otherwise  to   assure
a  creditor  against  loss)   any  indebtedness, obligations or liabilities of
any kind or the indebtedness, obligations or any other liabilities of any Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions
upon the  shares of any  other Person.   The amount  of any Person's
obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the indebtedness, or obligation or other liability guaranteed thereby.

     "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     "Cumulative Consolidated Net Earnings" means, as of any date, the excess, if any, of (a) the sum of (i) the amount of consolidated net after tax earnings, if any, for each complete Fiscal Year of the Borrower ending after January 31, 1994 plus (ii) the amount of consolidated net after tax earnings, if any, for any





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
completed Fiscal Quarter(s) ending after the end of the most recently completed Fiscal Year of the Borrower, LESS (b) the sum of (i) the amount of consolidated net after tax loss, if any, for each complete Fiscal Year of the Borrower ending after January 31, 1994, PLUS (ii) the amount of consolidated net after tax loss, if any, for any completed Fiscal Quarter(s) ending after the end of the most recently completed Fiscal Year of the Borrower, determined on a cumulative basis.

     "Debt" means the total liabilities of the Borrower and its Subsidiaries as reflected on the consolidated financial statements of the Borrower.

     "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

     "Deficiency" means (collectively or individually) an Availability Deficiency and a Borrowing Base Deficiency.

       "Dollar" and the sign "$" mean lawful money of the United States.

      "Eligible Capital Lease Residual Value" means, to the extent deemed to be eligible by the Required Co-Agents, in their sole discretion, based on such credit and/or collateral considerations as they deem appropriate, the estimated residual value (net of unearned income) of the equipment which is the subject of a Capital Lease or a direct finance lease between the Borrower, as lessor, and any Person, as lessee, discounted at the lease rate under such lease.

     "Eligible Inventory" means Inventory which the Required Co-Agents, in their sole discretion, deem Eligible Inventory, based on such credit and
collateral considerations as  they  deem  appropriate.   Without  limitation on
the foregoing, Inventory meeting all of the following requirements shall be deemed Eligible Inventory: (i) it is in first class condition, (ii) it is owned by the Borrower and is not subject to any Lien other than the Lien created pursuant to the Security Agreement, (iii) it has not been held for sale or lease by the Borrower for a period of more than one hundred twenty
(120) days (other than Extended Eligible Committed Inventory), (iv) it is located in the United States, (v) it is located on premises owned by the Borrower, unless the owner and/or operator of any leased premises of the Borrower or warehouse where Inventory is located shall have executed and delivered to the Collateral Agent a landlord, warehouseman or other similar waiver in form and substance satisfactory to the Collateral Agent, in its sole discretion, (vi) it is not subject to any trademark, trade name or licensing arrangement, or any law, rule or regulation that could limit or impair the ability of the Collateral Agent or any of the Banks to promptly exercise any of their respective rights with respect thereto, (vii) it is covered by the insurance required under Section 10  of the  Security Agreement, (viii) it  is not  in transit,
(ix) it does not consist of general supplies or maintenance supplies, or cartons and packaging, (x) it is deemed to be Eligible Inventory by the Required Co-Agents, in their sole discretion, based on any other credit
and/or collateral considerations as they deem appropriate.   Any Inventory
which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements or which the Required Co-Agents, in their sole discretion, otherwise deem ineligible, shall forthwith cease to be Eligible Inventory.

     "Eligible Lease Receivable" means a Receivable of the Borrower arising out of a lease of goods which meets each of the following requirements: (i) the goods which are the subject of the underlying lease have been shipped or delivered to, and accepted by, the applicable lessee, (ii) it arises out of a non-cancellable lease of goods which is a valid, legally enforceable obligation of the lessee thereunder, is in full force and effect, and under which there exists no event of default or event which might mature into an event of default, (iii) it is not subject to any offset, counterclaim or other defense on the part of such lessee or to any claim on the part of such lessee denying liability thereunder in whole or in part, (iv) it is not arising from any lease of goods to officers or employees of the Borrower or to any Affiliate of Borrower, (v) it is not subject to any Lien other than the Lien created pursuant to the Security Agreement, (vi) it is not in dispute,
(vii) the lessee has not filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or has not failed, suspended business operations, become insolvent or had or suffered a receiver or a trustee to be appointed for a significant portion of its assets or affairs, (viii) the underlying lease of goods is between the Borrower and a lessee located in the United States, (ix) the lessee is not the federal or any state government or any agency or department thereof, unless with respect to such Receivable the Assignment of Claims Act or comparable state statute or regulation has been complied with, (x) the underlying lease with respect to such Receivable does not contain a prohibition of assignment of such Receivable, (xi) the Receivable is not subject to dispute by the lessee, (xii) the lessee is not located in New Jersey, unless the Borrower shall have properly qualified to do business in New Jersey or shall have filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year,
(xiii) the lessee is not located in Minnesota, unless the Borrower shall have properly qualified to do business in Minnesota or shall have filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (xiv) the Required Co-Agents, in their sole discretion, believe that the collection of such Receivable is secure, or deem such Receivable to be an Eligible Lease Receivable based on such other credit and/or collateral considerations as they deem appropriate.
A Receivable which is at any time an Eligible Lease Receivable, but which subsequently fails to meet any of the foregoing requirements or which the Required Co-Agents, in their sole discretion, otherwise deem ineligible, shall forthwith cease to be an Eligible Receivable.

     "Eligible Operating Lease Residual Value" means, to the extent deemed to be eligible by the Required Co-Agents, in their sole discretion, based on such credit and/or collateral considerations as they deem appropriate, the net book value of the equipment which is the subject of an operating lease between the Borrower, as lessor, and any Person, as lessee, as at the termination of such operating lease.

     "Eligible Receivable" means a Receivable of the Borrower (other than a Receivable arising from a lease of goods included in the definition of "ELIGIBLE LEASE RECEIVABLE" for purposes of calculating the Total Borrowing Base Assets) which meets each of the following requirements: (i) (a) if it arises from the sale or lease of goods, such goods have been shipped or delivered to, and accepted by, the applicable account debtor, and (b) if it arises from the rendering of services, bona fide services have been performed, (ii) it is a valid, legally enforceable obligation of the account debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such account debtor or to any claim on the part of such account debtor denying liability thereunder in whole or in part, (iii) it is not subject to any Lien other than the Lien created pursuant to the Security Agreement, (iv) it is evidenced by an invoice (dated not later than fourteen (14) days following the date of shipment or performance and having payment terms acceptable to the Required Co-Agents, in their sole discretion) rendered to such account debtor, (v) it is not evidenced by any instrument or chattel paper, (vi) it does not arise from the sale or lease of goods to officers or employees of the Borrower or to any Affiliate of the Borrower, (vii) it is not in dispute, (viii) it is not more than ninety (90) days from the date of invoice thereof, (ix) the account debtor has not filed or had filed against it a petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or has not failed, suspended business operations, become insolvent or had or suffered a receiver or a trustee to be appointed for a significant portion of its assets or affairs, (x) the account debtor is not also a supplier to or creditor of Borrower, (xi) the sale or lease is to an account debtor located in the United States, (xii) the account debtor is not the federal or any state government or any agency or department thereof, unless with respect to such Receivable the Assignment of Claims Act or comparable state statute or regulation has been complied with, (xiii) it does not consist of finance charges, interest on delinquent accounts, proceeds of consigned Inventory, employee or officer Receivables, service charges, or debit memoranda, (xiv) it does not arise from a contract which contains a prohibition of assignment thereof, (xv) it is not generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale, (xvi) the account debtor is not located in New Jersey, unless the Borrower shall have properly qualified to do business in New Jersey or shall have filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (xvii) the account debtor is not located in Minnesota, unless Borrower shall have properly qualified to do business in Minnesota or shall have filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, (xviii) it is not subject to progress billing, (xix) the account debtor has not sold or is not in the process of selling substantially all of its assets, (xx) the Required Co-Agents, in their sole discretion, believe that the collection of such Receivable is secure, or deem such Receivable to be an Eligible Receivable based on such other credit and/or collateral considerations as they deem appropriate. A Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements or which the Required Co-Agents, in their sole discretion, otherwise deem ineligible, shall forthwith cease to be an Eligible Receivable.

     "Eligible Residual Value Amount" means, as at any time, an amount equal to the sum of (a) the aggregate Eligible Operating Lease Residual Value of the equipment under all operating leases between the Borrower, as lessor, and any Person, as lessee, existing at such time, PLUS (b) the aggregate Eligible Capital Lease Residual Value of the equipment under all Capital Leases and direct finance leases between the Borrower, as lessor, and any Person, as lessee, existing at such time, PLUS (c) the lesser of (i) the dollar amount of the Borrower's equity interest in Picker Financial
Group, or  (ii) Two  Million Dollars  ($2,000,000).   The aggregate Eligible
Capital Lease Residual Value of aircraft under all Capital Leases and direct finance leases for the lease of such aircraft between the Borrower, as lessor, and any Person, as lessee, shall be included in this
definition only if such aggregate  Eligible  Capital   Lease  Residual  Value
is  supported   by  appraisals acceptable to the Required Co-Agents, in their sole discretion.

     "Eligible Unbilled Five (5) Through Nine (9) Lease Receivables" means, as at any time, the aggregate amount of Eligible Lease Receivables arising under Five (5) Through Nine (9) Leases, discounted at the lease rates thereunder.

     "Eligible Unbilled One (1) Through Four (4) Lease Receivables" means, as at any time, the aggregate amount of Eligible Lease Receivables arising under One (1) Through Four (4) Leases, discounted at the lease rates thereunder.

     "Eligible Uncommitted Inventory" means, as at any date, Eligible Inventory existing on such date which (i) is in the Borrower's possession and owned by the Borrower, (ii) is not subject to a written and binding agreement between the Borrower and a Person to lease or sell such Eligible Inventory to such Person, and (iii) has not been held for sale or lease by the Borrower for a period of more than one hundred twenty (120) days.

     "Existing Adverse Conditions" means the defaults specifically waived by the Banks under those certain waiver letters attached hereto as ANNEX C and the financial loss experienced by LDI for LDI's first fiscal quarter of 1994 as set forth in that certain ______________________________
[INSERT THE NAME OF  THE REPORT DELIVERED TO THE BANKS ON APRIL 16, 1994]

     "Extended Eligible Committed Inventory" means, as at any date, Eligible Inventory existing on such date which (i) is in the Borrower's possession, and (ii) is subject to a written and binding agreement between the Borrower and a Person to lease or sell such Eligible Inventory to such Person, which agreement contemplates delivery of such Eligible Inventory to such Person more than one hundred twenty (120) days after the date of such agreement.

     "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public
health  and  safety  and protection   of,  or  the  regulation  of  the
discharge  of  substances  into,  the environment.

     "ERISA" means the  Employee Retirement Income Security Act of  1974, as
amended, and  any   successor  statute  of  similar  import,  together  with
the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.

     "Event of Default" is defined in SECTION 8.1.

     "Expiration Date" means January 31, 1995, or such other date as may from time to time be agreed upon by the Borrower and the Banks.

     "Fiscal Quarter" means any period of three (3) consecutive calendar months ending on April 30, July 31, October 31 or January 31 of a Fiscal Year.

     "Fiscal Year" means any period of twelve (12) consecutive calendar months ending on January 31.

     "Five (5) Through Nine (9) Leases" mean leases of the Borrower rated five (5), six (6), seven (7), eight (8) or nine (9) under the Borrower's credit rating system as in effect on January 31, 1994, a written copy of which credit rating system has been delivered to the Co-Agents prior to the Closing Date (including any such leases held in the "holding tank" as determined by the Administrative Agent, in its sole discretion).

     "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Funded Debt" means any obligation for borrowed money or for the acquisition of property or assets including guaranties, endorsements (other than endorsements of negotiable instruments for collection or deposit in the ordinary course of business) and other Contingent Liabilities, but not including Non-Recourse Debt.

     "GAAP" is defined in SECTION 1.4.

     "Hedging Transaction" means any interest rate swap, rate cap, rate floor or rate collar transaction, or other exchange or rate protection transaction, or any combination of such transactions or agreements entered into by any one (1) or more of the Borrower and/or its Subsidiaries; PROVIDED, HOWEVER, that the net maximum interest rate of the underlying transaction relating to each Hedging Transaction (as a result of the Hedging Transaction) shall not exceed a rate per annum three percent (3%) in excess of (i) the Prime Rate at the time of such Hedging Transaction or (ii) the coupon rate of any Subordinated Indebtedness outstanding at the time of such Hedging Transaction.

     "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

     "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of the Borrower, any qualification or exception to such opinion or certification

          (a)  which is of a "going concern" or similar nature;

          (b) which relates to the limited scope of examination of matters relevant to such financial statement; or

          (c) which relates to the treatment or classification of any item such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause the Borrower to be in default of any of its obligations under SECTION 7.2.4.

     "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of EJUSDEM GENERIS shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

     "Income Available for Recourse Interest Expense" means the actual income, before income taxes, of the Borrower and its Subsidiaries on a consolidated basis, for each Fiscal Quarter, PLUS the actual interest expense of the Borrower and its Subsidiaries deducted in computing such income, LESS the amount of such interest expense which is payable with respect to Non-Recourse Debt for such Fiscal Quarter, PLUS Restructuring Charges deducted in computing such income.

     "Income Available for Total Interest Expense" means the actual income, before income taxes, of the Borrower and its Subsidiaries on a consolidated
basis, for each Fiscal  Quarter,  PLUS  the  actual   interest  expense  of
the  Borrower   and  its Subsidiaries deducted in  computing such income, PLUS
Restructuring  Charges deducted in computing such income.

     "Indebtedness" of any Person means, without duplication:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

(c) all obligations of such Person as lessee under leases which are, in accordance with GAAP, recorded as Capital Lease Liabilities;

(d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined;

(e) whether  or not  so included  as  liabilities in  accordance with
    GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, to the extent any such Indebtedness is recourse to such Person.

     "Indemnified Liabilities" is defined in SECTION 10.4.

     "Indemnified Parties" is defined in Section 10.4.

     "Intercreditor Agreement" means an Intercreditor Agreement entered into by the Banks and certain senior debt lenders of the Borrower in form and substance satisfactory to the Banks.[___***]

     "Interest Adjustment Date" means the last day of each Interest Period.

     "Interest Period" means, relative to any LIBOR Loan, the period beginning on (and including) the date on which such LIBOR Loan is made or continued as, or converted into, a LIBOR Loan pursuant to SECTION 2.2 or 2.4 and ending on (but excluding) the day which numerically corresponds to such date one (1), two (2) or three (3) months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), as the Borrower may select in its relevant notice pursuant to SECTION
2.2 or 2.4; PROVIDED, HOWEVER, that

          (a) if such Interest Period would be affected by a reduction in or termination of a Commitment as provided in SECTION 2.6 hereof, or
     prepayment or conversion  or  continuation   rights  under  SECTION   2.8
     and  SECTION   2.4, respectively, such period shall be shortened to end on such date;

          (b) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day, unless such next following Business Day is the first Business Day of a calendar month, in which case such Interest Period shall end on the Business Day next preceding such numerically corresponding day; and

          (c) no Interest Period with respect to any Bank may extend beyond the last day of such Bank's Commitment Period.

"Interest Rate Determination Date" is defined in the definition of "LIBOR."

     "Inventory" has the meaning given to such term in the Security Agreement.

     "Investment" means, relative to any Person,

(a) any  loan or  advance  made by  such Person  to any  other  Person
(excluding  commission,  travel  and  similar   advances  to  officers  and
     employees made in the ordinary course of business); and

(b) any ownership or similar interest held or other investment by such Person in any other Person.

     "Letter of Credit" means any commercial or standby letter of credit issued by the Administrative Agent at the request of the Borrower pursuant to
SECTION 2.10.

     "LIBOR" means the rate of interest determined by the Administrative Agent (rounded upward to the nearest one-sixteenth (1/16th) of one percent (1%)) at which deposits in Dollars for the relevant Interest Period are
offered   based  on information presented on the  Telerate Screen as of 11:00
A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period ("Interest Rate Determination Date"); PROVIDED, HOWEVER, that if at least two (2) such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Administrative Agent) will be the rate used; and PROVIDED, FURTHER that if Telerate ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by the Administrative Agent at which deposits in Dollars are offered for the relevant LIBOR Interest Period by the Administrative Agent (or its successor).

     "LIBOR Fixed Rate" means a rate per annum equal to the sum of Adjusted LIBOR PLUS two and one-half percent (2.5%) per annum.

     "LIBOR Loan" means a Loan bearing interest, at all times during a Interest Period applicable to such Loan, at a fixed rate determined by reference to the LIBOR Fixed Rate.

     "LIBOR Reserve Percentage" means, relative to any Interest Period for LIBOR Loans, the reserve percentage (expressed as a decimal) equal to
the  maximum aggregate  reserve   requirements  (including  all  basic,
emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of and including "Eurocurrency Liabilities", as currently defined in Regulation D issued by the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.

     "Lien"  means   any   security  interest,   mortgage,   pledge,
hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

     "Loans" means Prime Rate Loans and LIBOR Loans.

     "Loan Documents" means this Agreement, the Notes, the Subsidiary Guaranties, the Security Agreement and all Letter of Credit applications or agreements. [_____***]

     "Mandatory Reduction Date" means July 31, 1994, October 31, 1994 and January 31, 1995.

     "NCB" is defined in the INTRODUCTORY PARAGRAPH.

     "Net Total Unhedged Funded Debt" means all Funded Debt of the Borrower and its Subsidiaries bearing interest at fluctuating interest rates and having original stated maturity dates which are at least sixty (60) days after the date(s) such Funded Debt was incurred, LESS all assets of the Borrower and its Subsidiaries bearing interest at fluctuating interest rates, LESS all outstanding Hedging Transactions and LESS any Unfunded Fixed Rate Funding Commitments.

     "Non-Recourse Debt" means any Debt of the Borrower and/or its Subsidiaries for which neither the obligee nor any other Person has any legal recourse against the Borrower or any of its Subsidiaries, other than to certain specified collateral which may have been pledged by the Borrower or its Subsidiaries in connection with the incurrence thereof.

     "Note" means a promissory note of the Borrower payable to any Bank, in the form of EXHIBIT A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Bank resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

     "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor to the Administrative Agent, the Co-Agents and/or the Banks arising under or in connection with this Agreement, the Notes and each other Loan Document.

     "Obligor" means the Borrower, each Subsidiary Guarantor or any other Person (other than the Administrative Agent, either Co-Agent or any Bank) obligated under any Loan Document.

     "One (1) Through Four (4) Leases" mean leases of the Borrower rated one (1), two (2), three (3) or four (4) under the Borrower's credit rating system as in effect on January 31, 1994, a written copy of which credit rating system has been delivered to the Co-Agents prior to the Closing Date (including any such leases held in the "holding tank" as determined by the Administrative Agent, in its reasonable discretion).

     "Organic Documents" means, relative to any Obligor, its certificate or articles of incorporation, its by-laws or code of regulations and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

     "Participant" is defined in SECTION 10.11.2.

     "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Pension Plan" means a  "pension Plan", as such term is defined  in section 3(2) or ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

     "Percentage" means, relative to any Bank, the percentage set opposite such Bank's name under the column headed "Percentage" on ANNEX A or set forth in the Bank Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Bank Assignment Agreement(s) executed by such Bank and its Assignee Bank(s) and delivered pursuant to SECTION 10.11.1.

     "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

     "Plan" means any Pension Plan or Welfare Plan.

     "Prime Rate" means the rate of interest which the Bank then acting as Administrative Agent hereunder announces from time to time as its prime rate; such Bank may charge interest at rates at, above or below the
Prime Rate.   Any change in the Prime Rate shall be effective hereunder
immediately from and after the effective date of change in such rate by such Bank.

     "Prime Rate Loan" means a Loan described in SECTION 2.1 on which the Borrower shall pay interest at a rate based on the Prime Rate.

     "Purchase Money Obligation" means indebtedness incurred in connection with the acquisition of property, which indebtedness is secured by security interests or mortgages on the property so acquired.

     "Quarterly Mandatory Prepayment" is defined in SECTION 2.7.

"Receivables" has the meaning given to such term in the Security Agreement.

     "Recourse Debt" means all Debt of the Borrower and its Subsidiaries other than (i) Non-Recourse Debt of the Borrower and its Subsidiaries and
(ii) noncurrent, deferred taxes of the Borrower and its Subsidiaries, determined on a consolidated basis.

     "Recourse Interest Expense" means the total interest expense of the Borrower and its Subsidiaries MINUS the interest expense attributable to Non-Recourse Debt, determined on a consolidated basis.

     "Regular  Eligible  Committed  Inventory"  means,  as  at   any  date,
Eligible Inventory existing on such date which (i) is in the Borrower's possession, (ii) is subject to a written and binding agreement between the Borrower and a Person to (a) lease such Eligible Inventory to such Person, the term of which is scheduled to commence within ninety (90) days after such date, or (b) sell such Eligible Inventory to such Person, and (iii) has not been held for sale or lease by the Borrower for a period of more than one hundred twenty (120) days.

        "Release" means a "release", as such term is defined in CERCLA.

     "Required Banks" means, at any time, Banks holding at least fifty-one percent (51%) of the then aggregate amount of the Commitments, or, if the Commitments shall have been terminated, holding Notes evidencing at least fifty-one percent (51%) of the then aggregate outstanding principal amount of the Loans.

     "Required Co-Agents" means, as at any time, any two (2) Co-Agents, if there shall be three (3) Co-Agents existing at such time, or the number of Co-Agents existing at such time, if there shall be less then three (3) Co-Agents existing at such time.

     "Reserve Amount" means an amount determined by the Required Co-Agents, in their sole discretion, as a reserve against collateral values and potential or anticipated obligations of the Borrower, including, without limitation, (i) tax liabilities and other obligations owing to governmental entities, (ii) litigation liabilities, (iii) the anticipated costs and expenses relating to the liquidation of collateral, (iv) unpaid sales taxes, (v) those reserve amounts as required to be held as reserves under GAAP, (vi) liabilities and other obligations owing by the Borrower to any lessor of real property leased by the Borrower or to any warehouseman, and (vii) the Aircraft Residual Reserve Amount. Subject to the last sentence of this definition of "Reserve Amount," in the event that any Eligible Capital Lease Residual Value for aircraft is at any time included in the calculation of Total Borrowing Base Assets, the Reserve Amount shall include the Aircraft Residual Reserve
Amount.    Upon delivery  of   appraisals  acceptable  to  the  Required
Co-Agents, in their sole discretion, the Required Co-Agents may, in their sole discretion, either (a) exclude the Aircraft Residual Reserve Amount from the Reserve Amount, or (b) increase or reduce the Aircraft Residual Reserve Amount to be included in the Reserve Amount.

     "Residual Values" means the estimated net residual values, determined on a consolidated basis, of leased equipment under capital leases and/or leveraged leases of the Borrower and its Subsidiaries PLUS the net book value of equipment under operating leases of the Borrower and its Subsidiaries, less the minimum future rentals on non-cancelable operating leases of the Borrower and its Subsidiaries.

     "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, ET SEQ., as in effect from time to time.

     "Restricted Payments"   means any payment in cash, property or other
assets upon or in respect of any shares of any class of capital stock including, without limitation, payments as dividends and payments for the purpose of redeeming, purchasing, or otherwise acquiring any shares of any class of its capital stock (except to the extent such redemptions, repurchases or reacquisitions are offset by the proceeds of any sales of stock made after the date hereof), or making any other distribution in respect of any such shares of stock; including in the term "stock" any warrant or option or other right to purchase such stock; PROVIDED, HOWEVER, that Restricted Payments shall not include any distribution which may be payable solely in common stock of the corporation making the distribution.

     "Restructuring Charges" mean __________.[_____***]

     "Security Agreement" means the Security Agreement executed by the Borrower in favor of the Collateral Agent, attached hereto as Exhibit B, as such Security Agreement may be amended, supplemented, restated or otherwise modified from time to time.

     "Senior Recourse Debt" means Indebtedness of the Borrower minus Non-Recourse Debt minus Subordinated Debt MINUS the long-term portion of deferred taxes of the Borrower.

     "Subordinated Debt" means the Borrower's 9-3/8% Convertible Subordinated Notes due August 15, 2000 and any other indebtedness of the Borrower which has been subordinated (by written terms or agreement being in form and substance satisfactory to the Required Banks) in favor of the prior payment in full of Borrower's indebtedness to the Banks (it being understood that the Borrower will notify each Bank and the Administrative Agent promptly of any other such proposed subordinated indebtedness and that if the Required Banks do not indicate to the Borrower within fourteen (14) days after receipt by the Banks and the Administrative Agent of all information from the Borrower requested by the Administrative Agent or any Bank pertaining to such subordinated indebtedness, that the subordinated indebtedness is not in form and substance satisfactory to the Required Banks, the form and substance of such subordinated indebtedness shall be deemed acceptable to the Required Banks).

     "Society" is defined in the INTRODUCTORY PARAGRAPH.

     "Subsidiary" means, with respect to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having
ordinary voting power  to   elect  a  majority  of  the  board   of  directors
of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

     "Subsidiary Guarantor" means each Subsidiary of the Borrower other than:

(a) LDI Lease Funding Corporation, a Delaware corporation, and LDI Realty Corp., an Ohio corporation;

(b) any Subsidiary in which the Borrower has not made aggregate Investments in excess of ten percent (10%) of Borrower's Consolidated Tangible Net Worth; or

(c) any  Subsidiary formed  solely for  the  purpose of  issuing Non-
    Recourse Debt in connection with asset securitization or similar funding programs.

     "Subsidiary Guaranty" means any guaranty of the Obligations heretofore executed and delivered by a Subsidiary of the Borrower, or pursuant to SECTION
7.1.7 of this Agreement, in form and substance acceptable to the Required Co-Agents, in their sole discretion, as such guaranty may be amended, supplemented, restated or otherwise modified form time to time.

     "Taxes" is defined in SECTION 4.6.

     "Telerate Screen" means the display designated as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. Dollars quoted by selected banks.

     "Total Borrowing Base Assets" means, as at any time, an amount equal to (a) seventy-five percent (75%) of the value of the Borrower's Regular Eligible Committed Inventory, PLUS (b) the lesser of (i) seventy-five percent (75%) of the value of the Borrower's Extended Eligible Committed Inventory, or (ii) Two Million Dollars ($2,000,000), PLUS (c) fifty percent (50%) of the value of the Borrower's Eligible Uncommitted Inventory, PLUS (d) eighty percent (80%) of the net amount of the Borrower's Eligible Receivables, PLUS (e) ninety-five percent (95%) of the net amount of the Borrower's
Eligible  Unbilled  One   (1)  Through  Four  (4)  Lease Receivables, PLUS (f)
the lesser of (i) fifty percent (50%) of the net amount of the Borrower's Eligible Unbilled Five (5) Through Nine (9) Lease Receivables, or (ii) Five Million Dollars ($5,000,000), PLUS (g) the Applicable Residual Percentage then in effect of the then Eligible Residual Value Amount. The Regular Eligible Committed Inventory, the Extended Eligible Committed Inventory and the Eligible Uncommitted Inventory will be valued at the lower of cost or market value, determined in accordance with the Borrower's usual cost accounting system, consistently applied.

     "Total Borrowing Base Liabilities" means, as at any time, an amount equal to (a) Accrued Liabilities, PLUS (b) the sum of all of the then existing At Risk Mortgage Obligations (without any offset (e.g., an At Risk Mortgage Obligation with respect to the Borrower's Westlake, Ohio facility cannot be offset against an At Risk Mortgage Obligation with respect to the Borrower's Oakwood, Ohio facility)), PLUS (c) any Reserve Amount then in effect.

     "Total Commitment" means, as at any date, the aggregate amount of the Commitments existing on such date (taking into account all reductions in such Commitments occurring on or prior to such date in accordance with the terms of this Agreement).

     "Total Interest Expense" means ____________________.

     "Total Recourse Interest Expense" means _________________.

     "Type" when used in respect of any Loan or Borrowing, shall refer to the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.

     "Unfunded Fixed Rate Funding Commitments" means the written recourse or non- recourse lending commitments of third parties to the Borrower or any Subsidiary of the Borrower which state that they will bear interest at a fixed rate and which have not been consummated at the date of determination.

     "United States" or  "U.S." means the  United States of  America, its fifty
(50) States and the District of Columbia.

     "Unused Facility Amount" means, for any period, the average daily amount for such period by which:

          (a)  the Total Commitment on each day during such period

     EXCEEDS

          (b) an amount equal to (i) the sum of the aggregate outstanding principal amount of all Loans on each day during such period PLUS (ii) the sum of the aggregate face amounts of all outstanding Letters of Credit on each day during such period.

     "Welfare  Plan" means a "welfare plan", as such  term is defined in section 3(1) of ERISA.

     SECTION 1.2.   Use of  Defined Terms.   Unless otherwise defined  or the
context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each Note, Loan
Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

     SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

     SECTION 1.4. Accounting and Financial Determinations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with Generally Accepted Accounting Principles ("GAAP") applied on a basis consistent with the financial statements referred to in SECTION 6.5


                                   ARTICLE II

                           AMOUNT AND TERMS OF CREDIT

     SECTION 2.1. Loans. Subject to the terms and conditions of, and relying upon the representations and warranties set forth in, this Agreement, during such Bank's Commitment Period, each Bank agrees, severally and not jointly, to make Loans to the Borrower at such times as the Borrower may from time to time request in amounts not in excess of the lesser of (a) the Commitment of such Bank, as the same may be reduced from time to time pursuant to SECTIONS 2.6 and 2.7, or (b) such Bank's PRO RATA share (based on its Percentage) of the Borrowing Base Amount then in effect; PROVIDED, HOWEVER, that no such Bank shall be permitted or required to make a Loan if, after giving effect thereto, (c) a Deficiency has occurred or will occur, (d) such Loan would cause the amount of (i) the then outstanding principal amount of all Loans made by such Bank PLUS (ii) such Bank's PRO RATA share
(based on its Percentage) of the aggregate face amounts of all outstanding Letters of Credit, to exceed the Commitment of such Bank, as the same may be reduced from time to time pursuant to SECTION 2.6 and 2.7, or (e) a
Default or  an  Event of  Default has occurred  or will occur.   Subject to the
provisions of this Agreement, the Borrower may borrow, pay, prepay in whole or in part and reborrow hereunder from time to time until the Expiration
Date.    Each  Loan  shall be  made  as  part  of a  Borrowing consisting  of
Loans made by the Banks ratably according to their respective Percentages; PROVIDED, HOWEVER, that the failure of any Bank to make any Loan shall not in itself relieve any other Bank of its obligation to lend hereunder (it being understood, however, that no Bank shall be responsible for the failure of any other Bank to make any Loan required to be made by such other Bank). Each Borrowing consisting of Prime Rate Loans shall be in an aggregate principal amount of One Million Dollars ($1,000,000) or any larger integral multiple of Five Hundred
Thousand  Dollars  ($500,000).   Each  Borrowing consisting  of LIBOR Loans
shall be in an aggregate principal amount of Five Million Dollars ($5,000,000) or any larger multiple of Five Hundred Thousand Dollars ($500,000). Each Borrowing shall be comprised entirely of Prime Rate Loans or LIBOR Loans, as the Borrower may request pursuant to SECTION 2.2. All of the Loans shall mature and be due and payable in full on the Expiration Date.

     SECTION  2.2.   Notice  of Borrowing.    In order  to request  a
Borrowing, the Borrower shall provide to the Administrative Agent a telephonic, written or telecopy notice (in the case of telephonic notice, such notice shall be promptly confirmed in writing or by telecopy) of such Borrowing, specifying (a) the date of the proposed Borrowing (which shall be a Business Day), (b) the aggregate amount of the requested Borrowing, (c) whether such Borrowing is to consist of Prime Rate Loans or LIBOR Loans, and (d) if such a Borrowing is to consist of LIBOR Loans, the initial Interest Period with respect thereto. Such notice of Borrowing shall be irrevocable and must be received by the Administrative Agent not later than (a) 12:00 noon, Cleveland, Ohio, time, on the Business Day of the proposed Borrowing in the case of Prime Rate Loans, and (b) 10:00 a.m., Cleveland, Ohio, time, on the Business Day which is three (3) Business Days prior to the Business Day of the proposed Borrowing in the case of LIBOR Loans. If no election as to the Type of Borrowing is specified in any such
notice,  then the requested Borrowing shall  be Prime Rate Loans.   If no
Interest Period with respect to any Borrowing consisting of LIBOR Loans is specified in any such notice, then the Borrower shall be deemed to have
selected an  Interest Period of  one (1)  month's duration.   On  the same
Business Day it receives such notice from Borrower, the Administrative Agent shall notify each Bank of such proposed Borrowing. Each Bank shall provide to the Administrative Agent by wire transfer, not later than 2:00 p.m., Cleveland, Ohio time, on the specified day of the Borrowing, federal or other immediately available funds in the amount which constitutes its Percentage of the Borrowing being made on such day, and the Administrative Agent shall credit such amounts as of such day to the general deposit account of the Borrower with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to
the respective Banks.   Notwithstanding any other provision of this Agreement,
the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Expiration Date.

     SECTION 2.3.    Interest.    The  Borrower shall  pay  interest  on  the
unpaid principal amount of  the Loans outstanding from  time to time  from the
date  thereof until paid, as follows:   (i) with respect to Prime Rate Loans,
at a fluctuating rate per annum equal to the Prime Rate from time to time in effect PLUS two percent (2%) per annum, payable on the last day of each month and at the maturity thereof; and (ii) with respect to LIBOR Loans, during each Interest Period applicable thereto, at a fixed rate per annum equal to the LIBOR Fixed Rate for such Interest Period PLUS four percent
(4%) per annum, payable on the last day of each month during such Interest Period and on each Interest Adjustment Date. The applicable LIBOR Fixed Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be presumptively correct absent manifest error.

     SECTION  2.4.   Continuation  and  Conversion  Elections.    By  notice
to the Administrative Agent by telephone before 10:00 a.m. (promptly confirmed by written or telecopy notice), Cleveland, Ohio, time, on any Business Day, the Borrower may from time to time irrevocably elect, on not less than two (2) nor more than three (3) Business Days' notice, that all, or any portion in an aggregate principal amount of One Million Dollars ($1,000,000) or any larger integral multiple of Five Hundred Thousand Dollars ($500,000), of any Loans comprising any Borrowing be converted into, or continued as, a Borrowing consisting of Prime Rate Loans or LIBOR Loans, as the case may be (in the absence of such notice by the Borrower to the Administrative Agent with respect to any Borrowing consisting of LIBOR Loans at least three (3) Business Days before the Interest Adjustment Date with respect thereto, such Borrowing shall, on such Interest Adjustment Date (unless the Loans constituting such Borrowing are repaid in full on such Interest Adjustment Date), automatically convert to a Borrowing consisting of Prime Rate Loans); PROVIDED, HOWEVER, that (a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Banks, (b) no portion of the outstanding principal amount of any Borrowing may be continued as, or converted into, a Borrowing consisting of LIBOR Loans if any Default then exists and (c) any conversion of a Borrowing consisting of LIBOR Loans into a Prime Rate
Loan shall be permitted only on an Interest Adjustment Date for such Loan. Each continuation of or conversion into LIBOR Loans, as the case may be, pursuant to this Section shall be deemed to be a certification and warranty, as of the date of any such continuation or conversion, by the Borrower
that no  Default  then  exists.    Each notice  pursuant  to  this SECTION 2.4
shall be irrevocable and shall refer to this Agreement and specify (w) the identity and amount of the Borrowing that the Borrower requests to be converted or continued, (x) whether such Borrowing is to be converted to or continued as a Borrowing consisting of Prime Rate Loans or a Borrowing consisting of LIBOR Loans, (y) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (z) if such Borrowing is to be converted to or continued as a Borrowing consisting of LIBOR Loans, the Interest

Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Borrowing consisting of LIBOR Loans, the Borrower shall be deemed to have selected, as applicable, an Interest Period of one (1) month's duration. The Administrative Agent shall advise the other Banks of any notice given pursuant to this SECTION 2.4 and of each Bank's portion of any converted or continued Borrowing.

     SECTION 2.5.   Notes.   Each  Bank's Loans  shall be  evidenced by  a Note
duly executed by an Authorized Officer of the Borrower, payable to the order of such Bank in a maximum principal amount equal to such Bank's Commitment. The Borrower hereby irrevocably authorizes each Bank to make (or cause to be made) appropriate notations either on the grid attached to such Bank's Note (or on any continuation of such grid) or in its internal records, which notations, if made, shall evidence, INTER ALIA, the date of, the outstanding principal of, the interest rate and Interest Period applicable to, each payment and prepayment of principal of and each payment of
interest on the Loans evidenced thereby.   Such notations shall be conclusive
and binding on the Borrower absent manifest error; PROVIDED, HOWEVER, that the failure of any Bank to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

     SECTION 2.6. Termination or Reduction of Commitments. The Borrower may, upon at least three (3) Business Days' prior irrevocable written or telecopy notice to the Administrative Agent, permanently terminate at any time, or ratably (according to each Bank's respective Percentage) reduce permanently from time to time by an aggregate amount of Five Million Dollars ($5,000,000) or any larger integral multiple thereof, the aggregate amount of the Commitments in excess of the aggregate outstanding principal amount of the Loans; PROVIDED, HOWEVER, that, after giving effect to such termination or any such reduction, the aggregate principal amount of all Loans of any Bank then outstanding hereunder PLUS such Bank's PRO RATA share (based on such Bank's Percentage) of the aggregate face amount of all Letters of Credit then issued shall not exceed the Commitment of such Bank. The Administrative Agent shall promptly notify each Bank of any such termination or the amount and type of its Commitment then being reduced and, in either case, the effective date thereof. The Borrower shall pay to the Administrative Agent for the account of the Banks, on the date of termination, the commitment fees under SECTION 3.1, on the amount of the
Commitments   so  terminated,  accrued  through  the  date  of  such
termination.

     SECTION 2.7. Mandatory Reduction in Commitments. On each Mandatory Reduction Date, the Total Commitment existing on such Mandatory Reduction Date shall be permanently reduced on a ratable basis (according to
each  Bank's  respective Percentage)  by  an   amount  of   Three  Million
Five   Hundred  Thousand   Dollars ($3,500,000).

     SECTION 2.8.   Prepayment.   The Borrower shall have  the right at  any
time and from time to  time to prepay on  a pro rata basis all  or any part, as
designated by the  Borrower,  of   the  principal  amount  of  the  Loans  of
any Borrowing then outstanding, plus accrued and unpaid interest on the amount so prepaid to the date of such prepayment. Prior telephonic, written or telecopy notice (in the case of telephonic notice such notice shall be promptly confirmed by written or telecopy notice) of such prepayment must be received by the Administrative Agent not later than (a) 12:00 noon, Cleveland, Ohio, time, on the Business Day of the prepayment in the case of Prime Rate Loans, and (b) 3:00 p.m., London time, on the Business Day which is two (2) Business Days prior to the Business Day of the prepayment in the case of LIBOR Loans. The Administrative Agent shall promptly upon receipt of such notice notify each Bank of such proposed prepayment. Any prepayment of a Borrowing shall be without premium or penalty; PROVIDED, HOWEVER, that any payment of a Borrowing consisting of LIBOR Loans on a day other than an Interest Adjustment Date shall be subject to the provisions of
SECTION 4.4. Each notice of a prepayment shall specify the prepayment date and the amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.

     SECTION 2.9. Funding. Each Bank may, if it so elects, fulfill its obligation to make, continue or convert LIBOR Loans hereunder by causing one of its domestic or foreign branches or Affiliates (or an international banking facility created by such Bank) to make or maintain such LIBOR Loan; PROVIDED, HOWEVER, that such LIBOR Loan shall nonetheless be deemed to have been made and to be held by such Bank, and the obligation of the Borrower to repay such LIBOR Loan shall nevertheless be to such Bank for the account of such domestic or foreign branch, Affiliate or international banking facility. Borrowings of more than one Type may be outstanding at the same time. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of SECTIONS 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Bank elected to fund all LIBOR Loans by purchasing Dollar deposits in the interbank eurodollar market.

     SECTION 2.10. Letters of Credit. Prior to the Expiration Date, the Borrower may request Letters of Credit from the Administrative Agent not to exceed the aggregate maximum face amount of Two Million Dollars ($2,000,000) at any one time outstanding, subject to the following terms and conditions:

(a) The Administrative Agent will issue such a requested Letter of Credit if such a request is approved by the Administrative Agent, in its sole discretion, and no Default or Event of Default shall then exist hereunder. Promptly after the issuance of each Letter of Credit, the
     Administrative Agent shall notify each Bank of such issuance. Upon the request of any Bank, the Administrative Agent shall deliver a copy of each Letter of Credit issued hereunder to such requesting Bank.

(b) The Borrower shall pay to the Administrative Agent, for the ratable benefit of the Banks, a letter of credit fee equal to two and one-half percent (2-1/2%) per annum for each Letter of Credit issued based upon the face value thereof. Such fee shall be paid by the Borrower upon the issuance of any such Letter of Credit and upon any extension, renewal or amendment of such Letter of Credit. The Borrower shall execute and deliver to the Administrative Agent its standard form(s) pertaining to the applications for Letters of Credit and such other documents as the Administrative Agent in its sole discretion may from time to time require (in form and substance satisfactory to the Administrative Agent) in issuing such Letter of Credit.

(c) All fees and commissions received by the Administrative Agent in issuing the Letters of Credit shall be shared PRO RATA among the Banks in proportion to their respective Percentages; PROVIDED, HOWEVER, that no Bank shall have any interest in, or be entitled to receive any part of, any fee paid to the Administrative Agent in respect of any amendments, operating costs or administrative costs with respect to the Letters of
     Credit.

(d) All  obligations of the Administrative Agent under and pursuant to or arising from the Letters of Credit shall be shared PRO RATA among the Banks in proportion to their respective Percentages. The Banks agree that upon the request of the Administrative Agent, they will make Loans to the Borrower pursuant to SECTION 2.1, to permit or enable the Borrower to repay its obligations to the Administrative Agent in respect of drawings under the Letters of Credit.

(e) No (i) Letter of  Credit will have an expiry date later than three
(3) days prior to the Expiration Date in effect at the date of issuance of such Letter of Credit, or (ii) commercial Letter of Credit will have a term which exceeds the Administrative Agent's standard term for such Letters of Credit, as determined with reference to the Administrative Agent's internal practices for commercial Letters of Credit, or (iii) Letter of Credit will provide for any draft to be paid after the Expiration Date in effect at the date of issuance of such Letter of
     Credit.

(f) If any payment received by the Administrative Agent in respect of any Letter of Credit is rescinded or must otherwise be returned by the Administrative Agent for any reason whatsoever, and if the Administrative Agent has paid to the Banks their PRO RATA share thereof, each of the Banks will, upon notice from the Administrative Agent, forthwith pay over to the Administrative Agent an amount equal to such Bank's Percentage of the amount which must be so returned by the Administrative Agent.

(g) All Letters of Credit issued hereunder will, except to the extent otherwise expressly provided, be governed by the Uniform Customs and Practice for Documentary Credits (1983 [_____***] Revision), International Chamber of Commerce Publication No. 500, and any subsequent revisions thereof.

(h) In no event shall a Letter of Credit be issued hereunder if, after giving effect to such issuance, a Deficiency has occurred or will occur.


                                  ARTICLE III

                                      FEES

     SECTION  3.1.     Unused  Facility  Fee.     The  Borrower  shall  pay
to the Administrative Agent for the ratable account of each Bank, for the period from and including the Closing Date and continuing until the last day of the Commitment Period applicable to each such Bank, an unused facility fee computed at the rate of one-half of one percent (1/2%) per annum on the Unused Facility Amount, payable for each month (or, in the case of the first such payment, portion of the calendar month since the Closing Date) by the Borrower monthly in arrears on the first day of the following calendar month, commencing with the first such date following the Closing Date and on the last day of the Commitment Period applicable to each such Bank.

     SECTION 3.2. Agent Fees. The Borrower shall pay (i) an administrative agent fee in the amount of Seventy-Five Thousand Dollars ($75,000) to the Administrative Agent, for the sole account of the Administrative Agent, (ii) to each Co-Agent, a co-agent fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) each, and (iii) a collateral agent fee in the
amount of Fifty  Thousand Dollars ($50,000) to  Collateral Agent.   Such fees
shall be  paid by  the Borrower  on or  before the Closing Date.

     SECTION 3.3. Facility Fee. On the Closing Date, the Borrower shall pay to the Administrative Agent a one (1) time facility fee, for the account of each Bank in accordance with the amounts set forth on ANNEX B hereto, in an amount equal to _____________________________Dollars ($_______). [ANNEX
AND AMOUNT  TO BE PROVIDED BY MARK SERYAK]

                                   ARTICLE IV

                    CERTAIN FIXED RATE AND OTHER PROVISIONS

     SECTION 4.1. LIBOR Rate Lending Unlawful. If any Bank shall have determined (which determination shall, upon notice thereof to the Borrower,
the Administrative Agent  and  the   Banks,  be  conclusive  and  binding  on
the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Bank to make, continue or maintain any Loan as, or to convert any Loan into, a LIBOR Loan, the obligations of all Banks to make, continue, maintain or convert LIBOR Loans shall, upon such determination, forthwith be suspended until such Bank shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all LIBOR Loans shall automatically convert into Prime Rate Loans at the end of the then current LIBOR Interest Periods with respect thereto or sooner, if required by such law or assertion.

     SECTION 4.2.  Deposits Unavailable.  If

(a) as to LIBOR Loans, the Administrative Agent shall have determined that Dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Administrative Agent in the interbank eurodollar market; or

(b) by reason of circumstances affecting the Administrative Agent's interbank eurodollar market or certificate of deposit market, the Administrative Agent shall have determined that adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Loans with Interest Periods of a particular duration; or

(c) the Administrative Agent shall have determined that the rates at which Dollar deposits are being offered will not adequately and fairly reflect the cost to the Administrative Agent of making or maintaining their respective LIBOR Loans during the applicable LIBOR Interest Period;

then, upon notice from the Administrative Agent to the Borrower and the Banks, the obligations of all Banks under ARTICLE II to make or continue any Loans as, or to convert any Loans into, LIBOR Loans of such type shall
forthwith be suspended until the  Administrative  Agent   shall  notify  the
Borrower  and  the  Banks  that  the circumstances causing  such suspension no
longer exist.   In the  event of any  such determination, any request by the
Borrower for a Borrowing consisting of LIBOR Loans pursuant to SECTION 2.2 or 2.4 shall, until the Administrative Agent shall have notified the

Borrower and the Banks that the circumstances causing such suspension no longer exist, be deemed to be a request for a Borrowing consisting of Prime Rate Loans. Each determination by the Administrative Agent or the Required Bank, as the case may be, hereunder shall be presumptively correct absent manifest error.

     SECTION 4.3.   Increased  Fixed Rate Loan  Costs, etc.   The Borrower
agrees to reimburse each Bank for any increase in the cost to such Bank of, or any reduction in the amount of any sum receivable by such Bank in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBOR Loans. Such Bank shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Bank for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Bank within five (5) days after its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     SECTION 4.4. Funding Losses. In the event any Bank shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBOR Loan) as a result of

(a) any conversion or repayment or prepayment of the principal amount of any LIBOR Loans on a date other than the scheduled Interest Adjustment Date applicable thereto;

(b) any Loans not being made as LIBOR Loans in accordance with the request therefor by the Borrower; or

(c) any Loans not being continued as, or converted into, LIBOR Loans in accordance with the Borrower's request with respect thereto,

then, upon the written notice of such Bank to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five (5) days after its receipt thereof, pay directly to such Bank such amount as will
(in  the  reasonable determination of  such Bank)  reimburse such  Bank for
such  loss or  expense.   Such written notice (which shall include calculations
in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

     SECTION  4.5.  Increased Capital Costs.   If any change in, or the
introduction, adoption, effectiveness, interpretation,
reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect  the amount of  capital  required  or  expected to  be maintained by any Bank or any Person controlling such Bank, and such Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of the Loans made by such Bank is reduced to a level below that which such Bank or such controlling Person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by such Bank to the Borrower, the Borrower shall immediately pay directly to such Bank additional amounts sufficient to compensate such Bank or such
controlling Person for such  reduction in  rate  of  return.   A  statement of
such Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Bank may use any reasonable method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

     SECTION  4.6.   Taxes.   All  payments  by the  Borrower  of  principal
of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Bank's net income or receipts (such non- excluded items
being  called  "TAXES").   In  the  event  that  any withholding  or deduction
from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

(c) pay to the Administrative Agent for the account of the Banks such additional amount or amounts as is necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Administrative Agent or any Bank with respect to any payment received by the Administrative Agent or such Bank hereunder, the Administrative Agent or such Bank may pay such Taxes and the

Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as are necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had not such Taxes been asserted.

     If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Borrower shall indemnify the Banks for any incremental Taxes, interest or penalties that may become payable by any Bank as a result of any such failure. For purposes of this SECTION 4.6, a distribution hereunder by the Administrative Agent or any Bank to or for the account of any Bank shall be deemed a payment by the Borrower.

     Upon the request of the Borrower or the Administrative Agent, each Bank that is organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Administrative Agent, on January 31 of each calendar year, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such Bank is exempt from withholding or deduction of Taxes.

     SECTION  4.7.    Payments,  Computations,  etc.    Unless  otherwise
expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the PRO RATA account of the Banks entitled to
receive such  payment.   All  such payments required  to be  made to  the
Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 11:00 a.m., Cleveland, Ohio, time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the
Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Bank its share, if any, of such payments received by the Administrative
Agent for  the account of  such Bank.   All interest  and fees  shall be
computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of three hundred sixty (360)
days.   Whenever any payment to be made  shall otherwise be due on  a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

     SECTION 4.8.   Sharing of Payments.   If any  Bank shall obtain  any
payment  or other  recovery  (whether   voluntary,  involuntary,  by
application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of SECTIONS 4.3, 4.4, 4.5 and 4.6) in excess of its PRO RATA share of payments then or therewith obtained by all Banks, such Bank shall purchase from the other Banks such participations in Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment or other recovery ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank, the purchase shall be rescinded and each Bank which has sold a participation to the purchasing Bank shall repay to the purchasing Bank the purchase price to the ratable extent of such recovery together with an amount equal to such selling Bank's ratable share (according to the proportion of

     (a) the amount of such selling Bank's required repayment to the purchasing Bank

TO

     (b) the total amount so recovered from the purchasing Bank)

of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to SECTION 4.9) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the
amount  of  such  participation.   If  under  any applicable bankruptcy,
insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks entitled under this Section to share in the benefits of any recovery on such secured claim.

     SECTION 4.9.  Setoff.   Each Bank shall, upon  the occurrence of any
Default or Event of Default described  in CLAUSES (A) through (F) of SECTION
8.1.8 or any other Event of Default, have the right to set off against, and to appropriate and apply to the payment of the Obligations owing to it (whether or not then due) (i) any and all balances, credits, deposits, accounts or
moneys of  the Borrower or  any Subsidiary Guarantor  then  or   thereafter
maintained with such Bank and (ii) all other Indebtedness (other than Non-Recourse Debt) then held or owing by such Bank to or for the credit or account of the Borrower or any Subsidiary Guarantor; PROVIDED, HOWEVER, that any such setoff, appropriation and application shall be subject to the provisions of SECTION 4.8. Each Bank agrees promptly to notify the Borrower or Subsidiary Guarantor, as the case may be, and the Administrative Agent after any such setoff and application made by such Bank; PROVIDED, HOWEVER, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Bank may have.

     SECTION 4.10. Use of Proceeds. The Borrower shall use the proceeds of the Loans for general corporate purposes and working capital purposes; without limiting the foregoing, no proceeds of any Loan will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U.

                                   ARTICLE V

                            CONDITIONS TO BORROWING

     SECTION  5.1.   Initial  Borrowing.   The  effectiveness  of this
Agreement is subject to the condition that the Borrower, the Co-Agents and the Banks shall not have entered into loan documentation which embodies the terms and provisions of that certain commitment letter agreement, dated April 28, 1994, among the Borrower and the Banks, and which is otherwise in form and substance satisfactory to the Banks.

     SECTION 5.2. All Borrowings. The obligation of each Bank to make a Loan to the Borrower in connection with each Borrowing (including the initial Borrowing) hereunder and the obligation of the Administrative Agent to issue, and of each Bank to share obligations under, any Letter of Credit, are subject to the prior or concurrent satisfaction of each of the following conditions:

(a) the Administrative Agent shall have timely received from the Borrower the notice of Borrowing required by SECTION 2.2 or a request for a Letter of Credit pursuant to SECTION 2.10;

(b) before and after giving effect to such Borrowing or issuance, no Default or Event of Default shall exist;

(c) the representations and warranties set forth in ARTICLE VI, in each of the other Loan Documents and in each Subsidiary Guaranty shall be true and correct with the same effect as if made on and as of the date of such borrowing or issuance except to the extent that any thereof expressly relate to an earlier date; and

          (d) the amount of eligible Collateral is sufficient to support the Loans outstanding hereunder, after giving effect to such Loan.

Each request for a Borrowing or request for a Letter of Credit by the Borrower hereunder shall be deemed to be a representation and warranty by the Borrower as of the date of such Borrowing or issuance of such Letter of Credit that the statements in CLAUSES (b), (c) and (d) of this Section are true.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

     In order to induce the Banks and the Co-Agents to enter into this Agreement and to make Loans hereunder, the Borrower represents and warrants unto the Co-Agents and each Bank as set forth in this ARTICLE VI.

     SECTION 6.1.   Organization, etc.   The Borrower and each of its
Subsidiaries is a corporation validly organized and existing and in good standing under the laws of the state of its incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business as currently conducted by it and as proposed to be conducted by it.

     SECTION  6.2.    Due  Authorization, Non-Contravention,  etc.    The
execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it are within the Borrower's and each such Obligor's corporate powers, have been duly authorized by all necessary corporate action, and do not

(a) contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under the Borrower's or any such Obligor's Organic Documents;

(b) contravene, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any such Obligor; or

(c) result in, or require the creation or imposition of, any Lien on any of any Obligor's properties.

     SECTION  6.3.   Governmental  Approval, Regulation,  etc.   No
authorization or approval or other action by, and no notice to or filing with or consent of, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party. Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     SECTION 6.4.   Validity, etc.   This Agreement  constitutes, and  the
Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms.

     SECTION 6.5.   Financial Information.   The balance  sheets of the
Borrower and each of its Subsidiaries as at January 31, 1994, and the related statements of earnings and cash flow of the Borrower and each of its Subsidiaries, copies of which have been furnished to each Bank, have been prepared in accordance with GAAP applied on a basis consistent with those used by Borrower during its immediately preceding Fiscal Year, and present fairly, in all material respects, the consolidated financial condition of the corporations covered thereby as at the dates thereof and the results of their operations for the periods then ended.

     SECTION 6.6.   No Material  Adverse Change.   Since  the date  of the
financial statements described in SECTION 6.5, there has been no material adverse change in the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, other than the Existing Adverse Conditions.

     SECTION  6.7.   Litigation,  Labor Controversies,  etc.   Exhibit E
hereto sets forth all pending litigation, actions, proceedings and labor controversies affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues existing on
the  Closing  Date,  which  involves potential  damages   thereunder  in  an
amount of Five Hundred Thousand Dollars ($500,000) or more, or which may otherwise materially and adversely affect the condition (financial or otherwise), operations, assets, business, properties or prospects of the

Borrower or any Subsidiary of the Borrower, or which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which (i) involves a potential award of damages in an amount of Five Hundred Thousand Dollars ($500,000) or more, except as otherwise set forth on EXHIBIT E on the Closing Date, (ii) may otherwise materially and adversely affect the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower or any Subsidiary of the Borrower, or
(iii) which purports to affect the legality, validity or enforceability of this Agreement, the Notes or any other Loan Document.

     SECTION  6.8.   Subsidiaries.   The Borrower has  no Subsidiaries,  except
those Subsidiaries which are set forth on EXHIBIT F hereto.

     SECTION  6.9.    Ownership  of  Properties.    The  Borrower  and  each
of its Subsidiaries owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to SECTION 7.2.3.

     SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be due and owing or due and owing pursuant to any assessment received by the Borrower or any Subsidiary of Borrower, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION 6.11.   Pension and Welfare Plans.  During  the twelve
(12)-consecutive- month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in the Borrower's Annual Report on Form 10-K for the Fiscal Year ended January 31, 1994, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

     SECTION  6.12.   Environmental  Warranty.   All  facilities and  property
owned, operated or leased by the Borrower and/or any of its Subsidiaries have been, and continue to be, owned, operated or leased by the Borrower and/or its Subsidiaries in compliance with all Environmental Laws, and the Borrower and/or its Subsidiaries have no liability with respect to any Environmental Laws.

     SECTION 6.13.   Regulations G,  U and X.   The  Borrower is not  engaged
in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used, directly or indirectly, for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     SECTION 6.14 Investment Company Act; Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

     SECTION 6.15   Solvency.   Borrower and each  Subsidiary Guarantor  has
received consideration which is the reasonable equivalent value of the obligations and liabilities that Borrower and each such Subsidiary Guarantor has incurred to the Banks. Neither Borrower nor any Subsidiary Guarantor is insolvent as defined in any applicable state or federal statute, nor will Borrower or any Subsidiary Guarantor be rendered insolvent by the
execution and delivery  of this Agreement  or any Loan Document.   Neither
Borrower nor any Subsidiary Guarantor is engaged or about to engage in any business or transaction for which the assets retained by it shall be an unreasonably small capital, taking into consideration the obligations incurred in connection with this Agreement or any other Loan Document. Neither Borrower nor any Subsidiary Guarantor intends to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

     SECTION 6.16   No Default.    No  event has  occurred  and is  continuing
which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any agreement, instrument or undertaking with respect to any Indebtedness (other than Non-Recourse Debt) to which the Borrower or any Subsidiary of Borrower is a party or by which the Borrower or any Subsidiary of Borrower or any of their respective assets are bound, the default under which could have a material adverse effect on the condition (financial or otherwise), operations, assets, business, properties or prospects of the Borrower or any Subsidiary of the Borrower; and no Default exists hereunder, nor will any begin to exist immediately after the execution and delivery of this Agreement and the other Loan

Documents or immediately after the making of any Loan or the issuance of any Letter of Credit hereunder.

     SECTION 6.17   Adverse Contracts.   Neither the Borrower  nor any
Subsidiary of the Borrower is a party to, nor are any of them or any of their respective properties subject to or bound by, any long term lease, forward purchase contract or future contract, covenant not to compete, or other agreement which restricts its ability to conduct its business, or has a material adverse effect or could have a material adverse effect on its financial condition, results of operations or business.

     SECTION 6.18   Full  Disclosure.    This  Agreement,  the  financial
statements delivered in connection herewith, the representations and warranties set forth herein and in any other Loan Document, do not and will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

                                  ARTICLE VII

                                   COVENANTS

     SECTION 7.1. Affirmative Covenants. The Borrower agrees with each Bank that, until each of the Commitments have expired and until all Obligations have been paid and performed in full, the Borrower will perform and observe and will cause each Subsidiary to perform and observe the obligations set forth in this SECTION 7.1.

     SECTION 7.1.1.   Financial  Information, Reports,  Notices, etc.   The
Borrower will furnish, or will cause to be furnished, to each Bank copies of the following financial statements, reports, notices and information:

     (a)  as soon as available and in any event within forty-five
(45) days after the end of each calendar month (beginning with the month of April 1994), combined and combining (by business segment) balance sheets of the Borrower and its Subsidiaries as of the end of such month and combined and combining (by business segment) statements of earnings of the Borrower and its Subsidiaries and combined statements of cash flow of the Borrower and its Subsidiaries, each for such month and for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, all in reasonable detail, and certified by the Chairman, the President, the Treasurer or the Chief Financial Officer of the Borrower;

     (b) as soon as available and in  any event within forty-five
(45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the

Borrower, consolidated and consolidating (by business segment) balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated and consolidating (by business segment) statements of earnings of the Borrower and its Subsidiaries and consolidated statements of cash flow of the Borrower and its Subsidiaries, each for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all in reasonable detail, and certified by the Chairman, the President, the Treasurer or the Chief Financial Officer of the Borrower;

        (c) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated and consolidating (by business segment) balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated and consolidating (by business segment) statements of earnings of the Borrower and its Subsidiaries and consolidated statements of cash flow of the Borrower and its Subsidiaries, each for such Fiscal Year and a consolidated statement of stockholder's equity of the Borrower and its Subsidiaries reflecting the operations during such Fiscal Year, all in reasonable detail, and setting forth comparable figures for the same accounting period in the preceding Fiscal Year, and in each case (except as to the consolidating balance sheets of the Borrower and its Subsidiaries and the consolidating statements of earnings of the Borrower and its Subsidiaries) certified (without any Impermissible Qualification) in a manner acceptable to the Required Banks by independent public accountants of national standing acceptable to the Required Co-Agents, in their reasonable discretion, including, but not limited to, a certification of such accounting firm that in making its examination upon which the audit report is based, no information came to its attention which to its knowledge indicated that a Default or an Event of Default had occurred or specifying any such Default or Event of Default;

        (d) concurrently with the delivery of each of the financial statements required by CLAUSES (a), (b) and (c) of this SECTION 7.1.1, a certificate signed by its Chairman, President, Chief Financial Officer, Chief Accounting Officer or Treasurer, (i) certifying that he or she has reviewed the provisions of this Agreement,(ii) stating that (A) no Default or Event of Default has occurred and is continuing, or (B) a Default or an Event of Default has occurred and is continuing (such statement to include a description of (y) the nature of those Default(s) or Event(s) of Default in detail satisfactory to the Banks, and (z) the action which Borrower has taken and proposes to take in order to cure the same), or (C) a Default or Event of Default had occurred and was continuing (since the end of the period covered by the last financial certificate delivered to the Banks hereunder), but that such Default or Event of Default no longer exists (such statement to include a description of (y) the nature of those Default(s) or Event(s) of Default in detail satisfactory to the Banks, and
(z) the facts or computations on which the Borrower bases its belief that those Default(s) or Event(s) of Default have been cured), and (iii) setting forth (in sufficient detail) the information and calculations required in order to establish whether the Borrower was in compliance with the financial covenants set forth in SECTION 7.2.4 at the end of the period covered by the financial statements then being furnished;

     (e) within two (2) days after the last day of each month, a monthly Borrowing Base Certificate together with a certificate signed by Borrower's Chairman, President, Chief Financial Officer, Chief Accounting Officer or Treasurer setting forth (in sufficient detail) the calculation of the Borrowing Base Amount set forth in such Borrowing Base Certificate;

     (f) on or before Tuesday of each week, an Unfunded Lease Portfolio By Credit Grade Report, in reasonable detail, as of Friday of the preceding week, certified by the Borrower's Chairman, the President, the Treasurer, any Assistant Treasurer or the Chief Financial Officer;

     (g) on or before Friday of each week, a forecast of cash flows for the ninety (90) day period commencing on the day on which such forecast is delivered, together with a comparison of actual to forecast cash flows for all completed months, all in reasonable detail and certified by the Borrower's Chairman, the President, the Treasurer or the Chief Financial Officer;

     (h) as soon as possible and in any event within three (3) days after the occurrence of each Default or Event of Default, a statement of the Chairman, the President, the Treasurer or the Chief Financial Officer of the Borrower, setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

     (i) as soon as possible and in any event within three (3) days after becoming aware of (y) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in SECTION
6.7 or (z) the commencement of any labor controversy, litigation, action or proceeding of the type described in SECTION 6.7, notice thereof and copies of all documentation relating thereto;

     (j) promptly after the sending or filing thereof, copies of all proxy statements, notices and reports which the Borrower sends to any of its security holders, and all reports, notices and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange or any other regulatory agency;

     (k) immediately upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any liability, fine or penalty, or any increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;

     (l) promptly after the receipt thereof by the Borrower, copies of any interim audit of the accounts of the Borrower or any of its Subsidiaries;

     (m) immediately upon receipt thereof by the Borrower, copies of all management letters given to the Borrower by the Borrower's independent public accountants; and

     (n) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Bank through any of the Co-Agents may from time to time request.

     SECTION 7.1.2.   Compliance with Laws, etc.   The Borrower will,  and will
cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders of the United States and of each state thereof and of each political subdivision thereof and of any and all other governmental authorities, such compliance to include
(without limitation) the maintenance and preservation of its corporate existence and qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification.

     SECTION 7.1.3.   Maintenance of Properties.   The Borrower will, and  will
cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly and advantageously conducted at all times.

     SECTION  7.1.4.   Insurance.   The Borrower  will,  and will  cause each
of its Subsidiaries to, maintain or cause to be maintained the insurance with respect to its properties and business required under the Security Agreement.

     SECTION 7.1.5.  Books and  Records; Annual Review.  The Borrower will, and will cause each of its Subsidiaries to, (a) at all times keep proper books and records in which full, true and correct entries are made of all of their respective business affairs and transactions and which are kept in accordance with reasonable commercial practice and in such a manner as to permit the preparation therefrom of financial statements in accordance with GAAP, and (b) permit the Co-Agents and each Bank or any of their respective representatives, at all times and intervals, to visit all of its offices and inspect their respective properties and operations, to speak with their officers, employees and independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's affairs with each Bank or its representatives whether or not any representative of the Borrower is present) and to examine (and, at the expense of the Borrower, photocopy extracts from) any of the Borrower's or any of its Subsidiaries' books or other records. In addition, the Borrower shall cooperate with Coopers & Lybrand in its internal review of the results of operations of the Borrower and its Subsidiaries. If a Default or an Event of Default shall have occurred and be continuing, the Borrower shall pay any fees of such independent public accountant incurred in connection with the Co- Agents' or any Bank's exercise of its rights pursuant to this Section.
The Borrower shall continue to pay the fees and expenses of Coopers & Lybrand in accordance with that certain letter agreement dated March 8, 1994 from Society to the Borrower. In addition to and not in limitation of any other right of inspection set forth in this SECTION 7.1.5, upon the request of the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, permit the Co-Agents, the Banks and their representatives to audit and review the Borrower's and such Subsidiary's lease portfolio, accounting and other systems for the identification of recourse and non- recourse loans and the receipt of any payments thereunder, policies for the establishment and continuation of credit to its lessees and any other matter reasonably related to any of the foregoing. In connection with such audit and review, the Co-Agents and the Banks may make extracts of any information or data supplied or provided by the Borrower or any Subsidiary and may speak with the Borrower's management and the
management of any of its Subsidiaries.   Upon the  request of any  Bank, the
Co-Agents shall  provide such Bank with copies of any such information or data.

     SECTION 7.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

     (a) (i) use and operate all of its facilities and properties in compliance with all Environmental Laws, the noncompliance with which could have a material adverse effect on the business, assets, revenues, condition (financial or otherwise), operations or prospects of the Borrower or any of its Subsidiaries, (ii) keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance with all such permits, approvals, certificates and other authorizations to the extent that noncompliance thereof would have a material adverse effect on the business, assets, revenues, condition (financial or otherwise), operations or prospects of the Borrower or any of its Subsidiaries, and (iii) handle all Hazardous Materials in compliance with all applicable Environmental Laws, the noncompliance with which could have a material adverse effect on the business, assets, revenues, condition (financial or otherwise), operations or prospects of the Borrower or any of its Subsidiaries;

     (b) immediately notify the Co-Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with
Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Co-Agents any actions and proceedings relating to compliance with Environmental Laws; and

     (c) provide such information and certifications which either of the Co- Agents may reasonably request from time to time to evidence compliance with this SECTION 7.1.6.

     SECTION 7.1.7.   Subsidiary  Guaranties.   To the  extent  any Subsidiary
shall become a Subsidiary Guarantor after the effective date of this Agreement, the Borrower will cause such Subsidiary Guarantor to deliver on demand of the Co-Agents a Subsidiary Guaranty plus certified resolutions and a certificate of incumbency and signatures of the officers of such Subsidiary.

     SECTION 7.1.8. Payment. Borrower will duly and punctually pay or cause to be paid the principal of and interest on the Notes and all other amounts due hereunder in accordance with the terms thereof and will duly and punctually perform or cause to be performed all things on its part or on the part of any Subsidiary to be done or performed under this Agreement and the other Loan Documents.

     SECTION 7.1.9. Payment of Taxes and Claims. Borrower will pay and cause each Subsidiary of the Borrower to pay before they become delinquent (a) all taxes, assessments and governmental charges or levies imposed on the Borrower, any Subsidiary of the Borrower or upon the property of the Borrower or any Subsidiary of the Borrower, (b) all claims or demands of materialman, mechanics, carriers, warehousemen, landlords and other like persons which, if unpaid, might result in the creation of a lien or charge upon any property of the Borrower or any Subsidiary of the Borrower; and (c) all claims, assessments or levies required to be paid by the Borrower or any Subsidiary of the Borrower pursuant to any agreement, contract, law, ordinance or governmental rule or regulation governing any pension, retirement, profit-sharing or any similar plan of the Borrower or any Subsidiary of the Borrower; PROVIDED, HOWEVER, that the Borrower or such Subsidiary shall have the right to contest in good faith, by appropriate proceedings promptly initiated and diligently conducted, the validity, amount or imposition of any such tax or claim and upon such good faith contest to delay or refuse payment thereof, if (A) such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, and (B) such proceedings prevent the forfeiture or sale of any property of the Borrower or such Subsidiary or any material interference with the use thereof by the Borrower or such Subsidiary.

     SECTION 7.1.10.   Retirement  Plans.   Borrower  will cause  each Plan
and the documents and instruments governing each such Plan to be conformed and administered in compliance with those provisions of ERISA, which may, from time to time, become effective and operative with respect to such Plans; and if requested by the Banks in writing from time to time, furnish to the Banks a copy of any annual report with respect to each such Plan that the Borrower files with the Internal Revenue Service pursuant to ERISA.

     SECTION  7.1.11.   Deficiency.   If at  any time a  Deficiency shall
occur, the Borrower shall, at the option of the Required Co-Agents either (a) immediately pay to the Administrative Agent, as a prepayment of the Loans for the benefit of the Banks, an amount sufficient to eliminate such Deficiency, or (b) pledge to the Collateral Agent, for its benefit and for the ratable benefit of the Banks, additional property which is of a type and quality acceptable to the Required Co- Agents, in their sole discretion, and which has been assigned a collateral value by the Required Co-Agents, in their sole discretion, sufficient to increase the value of the Total Borrowing Base Assets by the amount necessary to eliminate such Deficiency.

     SECTION  7.2.  Negative  Covenants.   The Borrower  agrees with each  Bank
that, until each of the Commitments have expired and until all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this SECTION 7.2.

     SECTION  7.2.1.   Business  Activities.   The Borrower  will  not, and
will not permit any of its Subsidiaries to, engage in any business activity other than the leasing, selling, maintaining, financing and providing of technical services related to data processing, communications, computer, medical diagnostic and other capital equipment and such activities as may be incidental or related thereto, nor purchase or invest, directly or indirectly, in any substantial amount of assets or property other than assets or property useful and to be used in its businesses as presently conducted.

     SECTION  7.2.2.  Indebtedness.   The Borrower will not, and  will not
permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

     (a) Indebtedness in respect of the Loans and other Obligations;

     (b) Indebtedness existing as of the effective date of this Agreement and set forth on EXHIBIT G hereto; PROVIDED, HOWEVER, that all such Indebtedness shall be repaid in accordance with its terms with no extension, renewal or other modification;

     (c) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

     (d) Funded Debt incurred by the Borrower or any of its Subsidiaries or any of its partnerships or joint ventures after the date hereof, which constitutes a Purchase Money Obligation or a Capital Lease Liability;

     (e) Funded Debt incurred by the Borrower under credit facilities (whether secured or unsecured) having amortization schedules acceptable to the Required Co-Agents, in their reasonable discretion; PROVIDED, HOWEVER, that Funded Debt incurred by Borrower under a secured credit facility shall be permitted hereunder only if the creditor with respect to such Funded Debt is or shall become a party to the Intercreditor Agreement;

     (f) Subordinated Debt of the Borrower;

     (g) any floor plan financing of the Borrower or its Subsidiaries or any of Borrower's or any of its Subsidiaries' partnerships or joint ventures; and

     (h) any Non-Recourse Debt of the Borrower or any of its Subsidiaries or any non-recourse Indebtedness of any of Borrower's or any of its Subsidiaries' partnerships or joint ventures.

     SECTION 7.2.3.  Liens.   The Borrower will not,  and will not permit any
of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

     (a) Liens in favor of any of the Banks, the Co-Agents and/or the Collateral Agent granted in connection herewith;

     (b)  Liens for  taxes  or claims  of the  nature described  in SECTION
7.1.9 hereof which are not yet due or which are being contested as permitted by such section;

     (c) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

     (d) Liens on fixed assets securing Purchase Money Obligations or Capital Lease Liabilities provided (i) the Indebtedness secured by such Liens does not exceed ninety percent (90%) of the cost of assets acquired and (ii) such Liens do not encumber any property other than assets acquired subject thereto;

     (e)  Liens  on   leases  (and  related  equipment)   which  have  been
discounted on a non-recourse basis in the ordinary course of the business of the Borrower and its Subsidiaries;

     (f) Liens on equipment leases and related equipment leased thereunder imposed in the ordinary course of business by vendors of such equipment to secure the purchase price therefor, provided such Liens are released within sixty (60) days of the later of (i) date of invoice for such equipment or (ii) the date on which installation of the subject equipment has occurred;

     (g) Liens securing Non-Recourse Debt issued with respect to any securitized pool of assets but only to the extent that such Liens do not encumber any assets other than those subject to the pooling arrangement in question;

     (h) Liens securing floor plan financing and only covering the inventory being financed; and

     (i) Liens securing Funded Debt permitted under SECTION 7.2.2(e).

     SECTION 7.2.4. Financial Condition. The Borrower will not suffer or permit:

     (a) Consolidated Tangible Net Worth to be less than (i) Sixty-Seven Million Dollars ($67,000,000) PLUS (ii) seventy-five percent (75%) of Consolidated Net Earnings of each Fiscal Quarter ending on and after January 31, 1994, as reported in the financial statements delivered to the Securities Exchange Commission in connection with Borrower's Form 10-K or Form 10-Q for each such Fiscal Quarter PLUS (iii) the net proceeds received by the Borrower from the sale of any capital stock of the Borrower after January 31, 1994.

     (b) Net Total Unhedged Funded Debt at the end of any Fiscal Quarter to exceed eighty-five percent (85%) of Consolidated Tangible Net Worth at the end of such Fiscal Quarter.

     (c) The  ratio of (i) Income  Available for Total Interest  Expense to
(ii) Total Interest Expense, to be less than 1.1 to 1.0, calculated as at the end of (A) the Fiscal Quarter ending July 31, 1994 for the immediately preceding two (2) Fiscal Quarters then ending, (B) the Fiscal Quarter ending October 31, 1994 for the immediately preceding three (3) Fiscal Quarters then ending, (C) the Fiscal Quarter ending January 31, 1995 and each Fiscal Quarter thereafter, for the immediately preceding four (4) Fiscal Quarters then ending.

     (d) The ratio of (i) Income Available for Recourse Interest Expense to (ii) Total Recourse Interest Expense, to be less than 1.35 to 1.0, calculated as at the end of (A) the Fiscal Quarter ending July 31, 1994 for the immediately preceding two (2) Fiscal Quarters then ending, (B) the Fiscal Quarter ending October 31, 1994 for the immediately preceding three
(3) Fiscal Quarters then ending, (C) the Fiscal Quarter ending January 31, 1995 and each Fiscal Quarter thereafter, for the immediately preceding four (4) Fiscal Quarters then ending.

     (e) The ratio of (i) the sum of (w) Senior Recourse Debt at the end of each Fiscal Quarter PLUS (x) Indebtedness of the Borrower under the real estate mortgage relating to the Borrower's Westlake, Ohio facility at the end of such Fiscal Quarter (to the extent not included in the calculation of Senior Recourse Debt), to (ii) the sum of (y) Consolidated Tangible Net worth as at the end of such Fiscal Quarter PLUS (z) the outstanding principal amount of all Subordinated Indebtedness as at the end of such Fiscal Quarter, to exceed 3.0 to 1.0 as at the end of each Fiscal Quarter.

     (f) The ratio of (i) Residual Values of the Borrower and its Subsidiaries (calculated on a consolidated basis at the end of the Fiscal Quarter in question) to (ii) (y) Consolidated Tangible Net Worth plus (z) the outstanding principal amount of all Subordinated Debt (as at the end of the Fiscal Quarter in question), to exceed 1.5 to 1.0.

     SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume, purchase or suffer or permit to exist any Investment in any other Person, except Investments existing on the Closing Date as set forth on EXHIBIT H hereto; PROVIDED, HOWEVER, that the Borrower or any of its Subsidiaries may hold notes and/or securities issued to it in settlement of any claim against an insolvent debtor (including a debtor that is unable to pay its debts as they fall due).

     SECTION 7.2.6.   Restricted Payments, etc.   On and at all  times after
the date hereof, Borrower will not, and not permit any of its Subsidiaries to, make any Restricted Payments, except payments by a Subsidiary to the Borrower.

     SECTION 7.2.7. Consolidation, Merger, etc. The Borrower will not, nor will it permit any Subsidiary of the Borrower to merge, acquire or consolidate with or acquire substantially all of the assets or the stock of any other corporation.

     SECTION 7.2.8. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, dispose or grant options, warrants or other rights with respect to, all or any part of its assets (including accounts receivable and capital stock of Subsidiaries) to any Person, other than

     (a) sales,  transfers,   leases,  contributions  or  conveyances   of
Inventory or leased assets in the ordinary course of its business;

     (b) sales or transfers of assets by a Subsidiary to the Borrower;

     (c) sales of lease Receivables under securitized pools in the ordinary course of business; and

     (d) sales, transfers, leases contribution or conveyances of assets outside the ordinary course of its business, but only so long as the Borrower or its Subsidiary, as the case may be, complies with the terms and provisions of Sections 4 and 6 of the Security Agreement in connection with any such sale, transfer, lease, contribution or conveyance.


     SECTION  7.2.9.    Transactions  with  Affiliates.    Except on  terms  no
less favorable to the Borrower or Subsidiary of the Borrower, as the case may be, than would be obtainable if no such relationship existed, Borrower will not, nor will it permit any Subsidiary of the Borrower to, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or loan or advance money to, or otherwise deal with (a) any director, officer or employee of the Borrower or any Subsidiary of the Borrower, or
(b) any person who, directly or indirectly, either individually or together with members of his immediate family (as defined in Item 404 of Regulation S-K ("Item 404") promulgated pursuant to the Securities Act of 1933, as amended), beneficially owns one percent (1%) or more of the voting stock of the Borrower or (c) any member of the immediate family (as defined in Item
404),  of any person listed clause (a)  or (b) above, and his or her spouse  or
(d) any company in which any person described in clause (a), (b) or (c) above owns a one percent (1%) or greater equity interest.

     SECTION 7.2.10. Subordination of Claims. Other than in the ordinary course of business, Borrower will not, nor will it permit any Subsidiary of the Borrower to, subordinate or permit to be subordinated any claim against, or obligation of another person, firm or corporation held or owned by it to any other claim against, or obligation of, such other person, firm or corporation.

     SECTION 7.2.11.   Credit  Rating System.   The Borrower  will not, and
will not permit any of its Subsidiaries to, modify its credit rating system with respect to grading leases if, after giving effect to such modification, such credit rating system is less restrictive and less rigorous than the credit rating system which the Borrower has in place as of January 31, 1994, a written copy of which credit rating system has been delivered to the Co-Agents prior to the Closing Date.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

     SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this SECTION 8.1 shall constitute an "EVENT OF DEFAULT".

     SECTION 8.1.1.  Non-Payment of Obligations.   The Borrower shall default
in the payment when due and payable of any principal of or interest on any Loan, or any fee or of any other Obligation.

     SECTION 8.1.2.   Breach  of Warranty.   Any  representation or  warranty
of the Borrower or any Subsidiary Guarantor made or deemed to be made hereunder or pursuant hereto or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any Subsidiary Guarantor to any of the Co-Agents or any Bank or pursuant thereto for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect when made (or deemed made) in any material respect.

     SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower or any of its Subsidiaries shall default in the due performance and observance of any of its obligations under SECTION 7.1.9,
SECTION  7.1.11 or SECTION 7.2, or under the Security Agreement.

     SECTION  8.1.4.    Non-Performance of  Other  Covenants  and  Obligations.
The Borrower or any of its Subsidiaries shall default in the due performance and observance of any other agreement contained herein (other than those referred to in SECTIONS 8.1.1, 8.1.2 or 8.1.3 hereof) or in any other Loan Document other than as referenced in SECTION 8.1.3 executed by it, and such default shall continue unremedied for a period of ten (10) days after the occurrence thereof.

     SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Non-Recourse
Debt and Indebtedness described in SECTION 8.1.1) of the Borrower or any of its Subsidiaries having a principal amount, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000), or a default shall occur in the performance or observance of any obligation or condition with respect to such Recourse Debt if the effect of such default is to accelerate the maturity of any such Recourse Debt or to enable (or would be, with the passage of time or giving of notice or both, to enable) any holder of any such Recourse Debt to accelerate the maturity of such Recourse Debt.

     SECTION 8.1.6.  Judgments.   Any judgment or order  for the payment of
money in excess of the lesser of (i) Five Hundred Thousand Dollars ($500,000).

     SECTION  8.1.7. Pension Plans.   Any  of the  following events shall
occur with respect to any Pension Plan:

(a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of Five Hundred Thousand Dollars ($500,000); or

(b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.

     SECTION 8.1.8.  Bankruptcy, Insolvency, etc., of Borrower.

          (a) The Borrower shall discontinue business;

(b) The Borrower shall become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

(c) The Borrower shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any property of any thereof, or make a general assignment for the benefit of creditors;

(d) The Borrower shall in the absence of such application, consent or acquiescence, permit or suffer to exist any judgment, decree or order for the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or for a substantial part of the property of any thereof;

(e) The Borrower shall  permit or suffer to exist  the commencement of
any  bankruptcy,  reorganization,   debt  arrangement  or  other   case  or
proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower;

(f) The Borrower shall take or omit to take any other action authorizing, or in furtherance of, any of the foregoing.

     SECTION 8.1.9.  Bankruptcy, Insolvency, etc., of Borrower's Subsidiaries.

          (a) Any of Borrower's Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due;

          (b) Any of Borrower's Subsidiaries shall apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for such Subsidiary or any property of any thereof, or make a general assignment for the benefit of creditors;

          (c)  Any  of   Borrower's  Subsidiaries  shall  in   the  absence  of
     such application, consent or acquiescence, permit or suffer to exist any judgment, decree or order for the appointment of a trustee, receiver, sequestrator or other custodian for such Subsidiary or for a substantial part of the property of any thereof;

          (d) Any of Borrower's Subsidiaries shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of such Subsidiary; or

          (e) Any of Borrower's Subsidiaries shall take or omit to take any other action authorizing, or in furtherance of, any of the foregoing.

     SECTION 8.1.10 Material Adverse Change. There shall have occurred a material adverse change in the condition (financial or otherwise),
operations,  assets, business,  properties   or  prospects  of  the  Borrower
and its Subsidiaries, as determined by the Required Co-Agents, in their sole discretion, other than the Existing Adverse Conditions.

     SECTION  8.2.   Action if  Bankruptcy  of Borrower.   If  any  Event of
Default described in CLAUSES  (A) through (F) of  SECTION 8.1.8 shall  occur,
(a) all of the Commitments and the credits hereby established shall automatically and forthwith terminate, if not theretofore terminated, and no Bank thereafter shall be under any obligation to grant any further Loans hereunder, and (b) the outstanding principal amount of and interest on all
outstanding Loans  and all  other Obligations  shall automatically  be   and
become  immediately   due  and  payable,   all  without  any presentment,
notice or demand of any kind, all of which are hereby waived by Borrower.

     SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in CLAUSES (A) through (F) of Section 8.1.8) shall occur for any reason, whether voluntary or involuntary, the Required Banks shall have the right in their discretion, by a notice given to the Borrower by the Administrative Agent upon the direction of the Required Banks, to (a) terminate the Commitments and the credits hereby established, if not theretofore terminated, and forthwith upon such election the obligations of the Banks (or any of them) to make any further loans or to issue or participate in any Letter of Credit hereunder immediately shall be terminated, and (b) declare all or any portion of the outstanding principal amount of and interest on Loans and all other Obligations to be due and payable, whereupon the full unpaid principal amount of and interest on such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable in full, without any further notice, demand or presentment, each of which are hereby waived by the Borrower.

     SECTION 8.4. Deposits for Letters of Credit. Upon any acceleration of the maturity of the Loans and other Obligations pursuant to SECTION 8.2 or 8.3, so long as any Letter of Credit has not been fully drawn and has not been cancelled or expired, upon written demand by the Administrative Agent, the Borrower shall deposit and maintain with the Administrative Agent, upon the direction of the Required Banks, an account with cash in an amount equal to the aggregate unpaid face amount of all outstanding Letters of Credit plus all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in such cash deposit account, which at the option of the Administrative Agent, upon the direction of the Required Banks, may be interest bearing. Such funds shall be promptly applied by the Administrative Agent, upon the direction of the Required Co- Agents, to reimburse itself for drafts drawn
under the Letters of Credit.   Any funds remaining in such  cash deposit
account after the cancellation or expiration of all Letters of Credit and the payment in full of all Letters of Credit and all Obligations incurred by Borrower under this Agreement shall be promptly paid over to the Borrower.


                                   ARTICLE IX

                                 THE CO-AGENTS

     SECTION 9.1. Actions. Each Bank hereby appoints and authorizes NCB, and NCB hereby agrees to act as Administrative Agent for the Banks under, for purposes of and subject to the terms of this Agreement, the Notes and each other Loan Document. Each Bank authorizes the Administrative Agent to act as Administrative Agent on behalf of such Bank under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Banks received from time to time by the
Administrative   Agent  (with  respect  to  which  the Administrative Agent agrees that  it will  comply, except as  otherwise provided  in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of  the Administrative Agent by the terms  hereof and thereof,
together with such powers  as may be  reasonably incidental thereto.   Each
Bank hereby agrees to indemnify (which indemnity shall survive any termination of this Agreement) the Administrative Agent and each
Co-Agent, PRO RATA according  to   such  Bank's Percentage, from and against
any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, disbursements or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent or any Co-Agent in any way relating to or arising out of this Agreement, the Notes, the Letters of Credit and any other Loan Document or any action taken or omitted by the Administrative Agent and/or such Co- Agent with respect to such documents, including reasonable attorneys' fees, and as to which the Administrative Agent and/or such Co-Agent is not reimbursed by the Borrower; PROVIDED, HOWEVER, that no Bank shall be liable for the payment of the ordinary expenses of administration of the Administrative Agent or any Co-Agent or of any
portion  of  such  liabilities,  obligations,  losses,  damages,  penalties, actions, judgments, suits, claims, costs, disbursements or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from the Administrative Agent's or any
Co-Agent's gross negligence or wilful misconduct.   Neither the  Administrative
Agent nor any Co-Agent shall be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of the Administrative Agent or any Co-Agent shall be or become, in the Administrative Agent's or such Co-Agent's determination, inadequate, the Administrative Agent or such Co-Agent, as the case may be, may call for additional indemnification from the Banks and cease to do the acts indemnified against hereunder until such additional indemnity is given.

     SECTION 9.2.   Funding Reliance,  etc.   Unless the  Administrative Agent
shall have been notified by telephone, confirmed in writing, by any Bank by 2:00 p.m., Cleveland, Ohio, time, on the day of a Borrowing that such Bank will not make available the amount which would constitute its Percentage of the Borrowing on the date specified therefor, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on the date of such Borrowing and, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have made such amount available to the Administrative Agent, such Bank and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable to the Borrowing in question. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Bank's Loan as part of such Borrowing for purposes of this Agreement.

     SECTION 9.3 Exculpation. Neither the Administrative Agent nor any of the Co- Agents nor any of their respective directors, officers, attorneys, employees or agents shall be liable to any Bank for any action taken or omitted to be taken by it or them under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its or their own wilful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. Any such inquiry which may be made by the Administrative Agent or any Co-Agent shall not obligate it to make any further inquiry or to take any action. The Administrative Agent or any Co-Agent may consult with legal counsel selected by it with reasonable care and shall be entitled to rely upon the advice of such legal counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Administrative Agent or such Co-Agent believes to be genuine and to have been presented by a proper Person and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such legal counsel.

     SECTION 9.4.   Successors.   Any  Co-Agent may  resign as  such at  any
time by giving thirty (30) days prior written notice thereof to the Borrower and all Banks unless such Co-Agent is required to resign pursuant to any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority, in which case such Co-Agent shall use reasonable efforts promptly to notify the Borrower and all Banks of such required
resignation.   If  all Co-Agents  at  any  time shall  have resigned,  whether or not on the same date, the Required Banks may appoint another Bank as a successor which shall thereupon become the Administrative Agent and sole Co-Agent hereunder. If no successor shall have been so appointed by the Required Banks, or the Bank so appointed shall not have accepted such appointment, within thirty (30) days after the retiring Co-Agent's giving
notice of  resignation, then the  retiring   Co-Agent  may,  on   behalf  of
the   Banks,  appoint   a  successor Administrative Agent  and  sole Co-Agent,
which shall be one of the Banks or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S.
branch or agency of a commercial  banking institution, and having a  combined
capital  and  surplus  of   at  least  Five   Hundred  Million  Dollars
($500,000,000).    Upon the  acceptance of  any  appointment as  Administrative
Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring

Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this
Agreement  and any  liabilities  arising in connection  herewith.     After
any  retiring  Administrative   Agent's  resignation hereunder as the
Administrative Agent, the provisions of

     (a) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement; and

     (b) SECTION 10.3 and SECTION 10.4 shall continue to inure to its benefit.

     SECTION 9.5. Loans by Agent Banks. The Administrative Agent and each Co-Agent shall have the same rights and powers with respect to (y) the Loans made by it or any of its Affiliates, and (z) the Notes and Letter of Credit interests held by it or any of its Affiliates as any other Bank and may exercise the same as if it were not the Administrative Agent or a Co-Agent. The Administrative Agent, each Co-Agent and their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent or a Co-Agent hereunder.

     SECTION 9.6. Credit Decisions. Each Bank hereby acknowledges and agrees that (a) the Co-Agents have made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of Borrower or any Subsidiary or with respect to the statements contained in any information furnished in connection herewith or in any other oral or written communication between the Co-Agents and/or the Administrative Agent and such Bank, and (b) it has, independently of the Co-Agents, the Administrative Agent and each other Bank, and based on such Bank's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Bank) and such other documents, information and investigations as such Bank has deemed appropriate, made its own credit decision to make its Loans. Each Bank also acknowledges and agrees that it will, independently of the Co-Agents, the Administrative Agent and each other Bank, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document. Each Bank agrees that neither the Administrative Agent nor the Co-Agents have the duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by the Administrative Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans or at any time thereafter.

     SECTION 9.7. Copies, etc. The Administrative Agent (or the Co-Agents, as the case may be) shall give prompt notice to each Bank of each notice or request required or permitted to be given to the Administrative Agent or the Co-Agents by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Banks by the Borrower). The Co-Agents (or the Administrative Agent, as the case may be) will distribute to each Bank each document or instrument received for their account and copies of all other communications received by the Co-Agents (or the Administrative Agent, as the case may be) from the Borrower for distribution to the Banks by the Co-Agents (or the Administrative Agent, as the case may be) in accordance with the terms of this Agreement, as deemed necessary by the Co-Agents (or the Administrative Agent, as the case may be) or upon the request of such Bank.

     SECTION 9.8    Note Holders.   The Administrative  Agent may treat  the
payee of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such payee and in form satisfactory to the Administrative Agent.

     SECTION 9.9    Knowledge  of Default.   It  is expressly  understood  and
agreed that the Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless an Event of Default under SECTION 8.1.1 has occurred and is continuing or the Administrative Agent has otherwise been notified by a Bank in writing that such Bank considers that a Default or an Event of Default has occurred and is continuing and specifying the nature thereof.

     SECTION 9.10   Action by Agent.   So long as  the Administrative Agent
shall be entitled, pursuant to SECTION 9.9 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, the Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this
credit  agreement.   The  Administrative Agent  shall incur  no liability
under or in respect of this Agreement by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment, or which may seem to it to be necessary or desirable in the premises.

     SECTION 9.11   Notices, Default,  Etc.   In  the event  that the
Administrative Agent shall have acquired actual knowledge of any

Default or Event of Default, the Administrative Agent shall promptly notify the Banks and will take such actions and assert such rights under this Agreement as set forth in ARTICLE VIII hereof and as the Required Banks (or the Banks having sixty- seven percent (67%) of the Commitments or sixty-seven percent (67%) (by amount) of the Notes or all of the Banks, if required by SECTION 10.1 hereof) shall direct and the Administrative Agent shall inform the other Banks in writing of the action taken. The Administrative Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

                                   ARTICLE X

                            MISCELLANEOUS PROVISIONS

     SECTION 10.1.  Waivers, Amendments, etc.   The provisions of this
Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Required Banks and the Borrower; PROVIDED, HOWEVER, that no such amendment, modification or waiver which would:

     (a) modify any requirement hereunder that any particular action be taken by all the Banks or by the Required Banks shall be effective unless consented to by each Bank;

     (b) modify this SECTION 10.1, change the definition of "REQUIRED BANKS", increase the Commitment or the Percentage of any Bank, reduce any fees described in ARTICLE III, or release any collateral security, except as otherwise specifically provided in any Loan Document, shall be made without the consent of each Bank and each holder of a Note;

     (c) extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on any Loan (or reduce the principal amount of or rate of interest on any Loan) shall be made without the consent of the holder of that Note evidencing such Loan;

     (d) affect adversely the interests, rights or obligations of the Co-Agents or the Administrative Agent (in such capacity) shall be made without consent of the Co-Agents or the Administrative Agent, as the case may be;

     (e) extend the Commitment Period of any Bank shall be made without the specific consent of such Bank;

     (f) amend, modify, terminate or waive any provision of SECTION 7.2.4 shall be effective unless consented to by Banks holding at least sixty-seven percent (67%) of the then aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least sixty-seven percent (67%) of the then aggregate outstanding principal amount of the Loans and then such waiver or consent shall be effective only in the specific instance and for the specific purpose given; or

     (g) extend the Expiration Date unless consented to by each Bank as to which such extension is applicable.

No failure or delay on the part of the Administrative Agent, the Co-Agents, any Bank or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it
to any notice  or demand in  similar or other circumstances.   No waiver  or
approval by the Administrative Agent, the Co-Agents, any Bank or the holder or any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to
subsequent  transactions.   No  waiver  or approval  hereunder shall  require
any similar or dissimilar waiver or approval thereafter to be granted hereunder.

     SECTION 10.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and addressed, delivered or transmitted to such party at its address set forth below its signature hereto or set forth in the Bank Assignment Agreement or at such other address as may be designated by such
party in a notice  to the other parties.   Any notice,  if  mailed  and
properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when so mailed or sent, except that any notice by the Borrower to the Administrative Agent pursuant to
ARTICLE II shall be deemed given only when received.

     SECTION  10.3.  Payment of  Costs and Expenses.   The Borrower agrees  to
pay on demand all expenses of the Banks (including the reasonable fees and out-of-pocket expenses of counsel to the Co-Agents and of local counsel, if any, who may be retained by counsel to the Co-Agents) in connection with

     (a) the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required,

     (b) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document, and

     (c) any inspection, audit or review made pursuant to SECTION 7.1.5.

The Borrower further agrees to pay, and to save the Administrative Agent, the Co- Agents and the Banks harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, any Borrowing hereunder, or the issuance of the Notes,
the Letters  of Credit  or any other Loan  Documents.   The  Borrower also
agrees to reimburse the Administrative Agent, the Co-Agents and each Bank upon demand for all out-of-pocket expenses (including reasonable
attorneys'  fees  and   legal  expenses)  incurred   by  the Administrative
Agent, the Co-Agents or such Bank in connection with (y) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (z) the enforcement of any Obligations.

     SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Bank and the making of the Loans, the Borrower hereby indemnifies, exonerates and holds the Administrative Agent, each Co-Agent and each Bank and each of their respective officers, directors, employees and agents (collectively, the "INDEMNIFIED PARTIES") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in
connection  therewith  (irrespective  of  whether  any   such Indemnified Party
is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "INDEMNIFIED LIABILITIES"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan or any Letter of Credit;

     (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties;

     (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not the Indemnified Party is party thereto;





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
     (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

     (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's
gross negligence or wilful  misconduct.   If  and to  the extent  that the
foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

     SECTION 10.5.   Survival.  The obligations  of the Borrower under
SECTIONS 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Banks under SECTION 9.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by each Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

     SECTION 10.8.   Execution in  Counterparts, Effectiveness, etc.   This
Agreement may  be executed by the  parties hereto in several counterparts, each of which shall be deemed to be  an original and all of  which shall
constitute together but  one and the same agreement.   This Agreement shall
become effective when counterparts hereof executed on behalf of the Borrower and each Bank (or notice thereof satisfactory to the Administrative Agent) shall have been received by the Administrative Agent and notice thereof shall have been given by the
Administrative Agent to  the Borrower and each Bank.   Upon the effectiveness
of this Agreement, the Original Agreement and all amendments thereto shall be superseded and of no further effect; provided, however, that all liabilities and obligations accrued under the Original Agreement prior to the date hereof shall remain unaltered hereby.

     SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO. For purposes of any action or proceeding involving this Agreement, the Borrower hereby expressly submits to the nonexclusive jurisdiction of all Federal and State courts located in the State of Ohio and consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Ohio in accordance with applicable law, provided a reasonable time for appearance is allowed. In addition, by executing this Agreement, the Notes and each other Loan Document to which it is a party, the Borrower, on behalf of itself and each of its Subsidiaries, hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue or any of the aforesaid actions or proceedings arising out of or in connection with this Agreement, the Notes or any other Loan Document brought in any of the aforesaid courts, and hereby further irrevocably and unconditionally waives and agrees not to plead any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any Ohio State or Federal court sitting in Cleveland, Cuyahoga County, Ohio, in any action or proceeding arising out of or relating to this Agreement or from any legal process in such action or proceeding (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives to the fullest extent permitted by applicable law such immunity in respect of its obligations under this Agreement. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

     SECTION 10.10.   Successors and Assigns.   This Agreement shall be
binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; PROVIDED, HOWEVER, that:

     (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Co-Agents and all Banks; and





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
     (b) the rights of sale, assignment and transfer of the Banks are subject to Section 10.11.

     SECTION 10.11.   Sale and Transfer of Loans and Note; Participation in
Loans and Note.   Each Bank may  assign, or sell  participations in, its  Loans to one  or more other Persons in accordance with this SECTION 10.11.

     SECTION 10.11.1.  Assignments.  Any Bank,

     (a) with the written consent of (i) the Borrower, but such consent shall only be required so long as the Obligations shall not have been accelerated, and (ii) the Co-Agents (which consent(s) shall not be unreasonably delayed or withheld and which consents, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Co-Agents, on or before the fifth
(5th) Business Day after receipt by the Borrower of such Bank's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time assign and delegate to one or more commercial banks or other financial institutions, and

     (b) with notice to the Borrower and the Co-Agents, but without the consent of the Borrower or the Co-Agents, may assign and delegate to any of its Affiliates or to any other Bank

(each Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "ASSIGNEE BANK"), all or any fraction of such Bank's total Loans and Commitment (which assignment and delegation shall be of a constant, and not a varying percentage of all the assigning Bank's Loans and Commitment) in a minimum aggregate amount of Five Million Dollars ($5,000,000); PROVIDED, HOWEVER, that any such Assignee Bank will comply, if applicable, with the provisions contained in the last sentence of
SECTION 4.6; and PROVIDED, FURTHER, that the Borrower, each other Obligor, the Co-Agents and the Administrative Agent shall be entitled to continue to deal solely and directly with such Bank in connection with the interests so assigned and delegated to an Assignee Bank until

     (c) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Bank, shall have been given to the Borrower and the Co-Agents by such Bank and such Assignee Bank,

     (d) such Assignee Bank shall have executed and delivered to the Borrower and the Co-Agents a Bank Assignment Agreement, substantially in the form of

Exhibit B hereto and otherwise acceptable to the Co-Agents, and

     (e) the processing fees described below shall have been paid.

From and after the date that the Co-Agents accept such Bank Assignment Agreement, (y) the Assignee Bank thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Bank in connection with such Bank Assignment Agreement, shall have the rights and obligations of a Bank hereunder and under the other Loan Documents, and (z) the assignor Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Bank Assignment Agreement, shall be released from its obligations hereunder and under the
other Loan Documents.   Within five (5) Business Days after its receipt  of
notice that the Co-Agents have received an executed Bank Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Bank) a new Note evidencing such Assignee Bank's assigned Loans and Commitment and, if the assignor Bank has retained Commitment hereunder, a replacement Note in the maximum principal amount of the Commitment retained by the assignor Bank hereunder (such Note to be in exchange for, but not in payment of, that Note then held by such assignor Bank). Each such Note shall be dated the date of the
predecessor  Note.   The  assignor  Bank  shall  mark  the predecessor  Note
"exchanged" and deliver it to the Borrower. Accrued interest on that part of the predecessor Note evidenced by the new Note, and accrued fees, shall
be paid  as provided  in the  Bank Assignment Agreement.   Accrued  interest on
that  part of the predecessor  Note evidenced by  the replacement  Note shall
be paid to  the assignor Bank.   Accrued interest and  accrued fees shall  be
paid at the same time or times provided in the predecessor Note and in this Agreement. Such assignor Bank or such Assignee Bank must also pay a processing fee to the Administrative Agent upon delivery of any Bank Assignment Agreement in the amount of Two Thousand Five Hundred Dollars ($2,500). Any attempted assignment and delegation not made in accordance with this SECTION 10.11.1 shall be null and void.

     SECTION 10.11.2.  Participations.   Any Bank may at any time sell to one
or more commercial banks or other Persons (each of such commercial banks and other Persons being herein called a "PARTICIPANT") participating interests in any of the Loans or other interests of such Bank hereunder; PROVIDED, HOWEVER, that

     (a) no participation contemplated in this Section 10.11.2 shall relieve such Bank from its obligations hereunder or under any other Loan Document,

     (b) such Bank shall remain solely responsible for the performance of such obligations,

     (c) the Borrower and each other Obligor, the Co-Agents and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and each of the other Loan Documents,

     (d) no Participant, unless such Participant is an Affiliate of such Bank, or is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder or under any other Loan Document, except that such Bank may agree with any Participant that such Bank will not, without such Participant's consent, take any actions of the type described in CLAUSE (B), (C) or (E) of SECTION 10.1, and

     (e) the  Borrower shall  not  be required  to  pay  any amount  under
SECTION 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees that each Participant, for purposes of SECTIONS 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a
Bank.

     SECTION 10.12. Removal of Banks. So long as no Default shall then exist, the Borrower shall have the right, upon the giving of at least sixty
(60) days' prior written notice, to remove  any Bank herefrom.  Any such notice
shall  be delivered to each of the Banks.   The Borrower shall, on  the
effective date of any such removal, pay to the Bank so being removed an amount of money equal to the outstanding principal and interest balance of its Loans hereunder and any other fees or moneys due it under this Agreement
and that Bank's Commitments hereunder  shall immediately terminate.   Any such
prepayment shall be subject to the provisions of SECTION 4.4. Concurrently with the removal of any Bank herefrom, the Borrower may replace such Bank with another financial institution acceptable to the remaining Banks, and appropriate amendments satisfactory to the Co-Agents shall be made to this Agreement to reflect any such replacement.

     SECTION 10.13.   Other Transactions.   Nothing contained  herein shall
preclude the Administrative Agent, either Co-Agent or any other Bank from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

     SECTION 10.14.  Further Assurances.   The Borrower  hereby agrees that it
will, from time to time at its own expense, promptly execute and deliver all further agreements, instruments, certificates and other documents and writings, and take all further action, that may be necessary or appropriate, or that the

Administrative Agent and/or the Banks may reasonably request, in order to perfect or protect any Lien which may be now or hereafter granted to enable the Banks, the Administrative Agent and the Co-Agents to exercise and enforce their rights under this Agreement and the other Loan Documents and otherwise to carry out the intent of this Agreement and the other Loan Documents.

     SECTION 10.15.   Expiration  of Commitment  Period.   Upon the  expiration
of a Bank's Commitment Period, such Bank shall no longer be considered a "Bank" for purposes of this Agreement and shall be released from any future liabilities and obligations hereunder; PROVIDED, HOWEVER, that in no event shall such Bank be released from any liabilities or obligations which arose on or prior to the expiration of such Bank's Commitment Period.

     SECTION 10.16.  Waiver of Jury Trial.   THE ADMINISTRATIVE AGENT, THE
CO-AGENTS, THE BANKS AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE
ADMINISTRATIVE  AGENT, THE  CO-AGENTS, THE BANKS  OR THE BORROWER.   THE
BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL
INDUCEMENT FOR THE ADMINISTRATIVE AGENT AND THE BANKS ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

     IN  WITNESS WHEREOF,  the  parties hereto  have  caused this    Agreement
to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


Address:  One Cleveland Center     LDI CORPORATION
          1375 East 9th Street
          Suite 700
          Cleveland, Ohio  44114   By:
          Attn: Treasurer               Title:
Telephone: _____________________   And by:
Telecopy:  _____________________        Title:


Address:  National City Center     NATIONAL CITY BANK,
          P. O. Box 5756           individually and as Co-Agent
          Cleveland, OH  44101
          Attn: Mark T. Seryak
Telephone: ____________________    By:
Telecopy:  ____________________         Title:


Address:  Society Center           SOCIETY NATIONAL BANK,
          127 Public Square
          Cleveland, OH  44115     individually and as Co-Agent
     Attn: Terry Graffis
Telephone: ____________________
Telecopy:  ____________________    By:
                                        Title:


Address:  231 South LaSalle St.    CONTINENTAL BANK N.A.,
          Chicago, Ill.  60697     individually and as Co-Agent
    Attn: Mark Hurley
Telephone: ____________________    By:
Telecopy:  ____________________         Title:


Address:  211 West Fort Street     COMERICA BANK (successor by
          Detroit, MI  48275       merger between Manufacturers
    Attn: Ian Hogan                Bank, N.A., formerly known
Telephone: ___________________     as Manufacturers National
Telecopy: ____________________     Bank of Detroit)

                                   By:
                                        Title:

Address:  One First Union Center   FIRST UNION NATIONAL BANK OF  Charlotte, NC 28288
NORTH CAROLINA
          Attn: E.Roger Gebhart
Telephone: (704) 374-4855
Telecopy:  (704) 374-4092          By:
                                        Title:


Address:  2450 CNG Tower           THE DAIWA BANK, LIMITED
          625 Liberty Avenue
          Pittsburgh, PA  15222
          Attn: John Walsh         By:
Telephone: _____________________        Title:
Telecopy:  _____________________   And by:_______________________
                                        Title:


Address:  1404 East Ninth Street   THE FIFTH THIRD BANK
          Cleveland, OH  44115
          Attn: Deborah Perkins
Telephone: _____________________   By:
Telecopy:  _____________________        Title:


Address:  1350 Euclid Avenue       STAR BANK, N.A.
          Suite 211
          Cleveland, OH  44115
          Attn: John Barrett
Telephone: _____________________   By:
Telecopy:  _____________________        Title:


Address:  106 S. Main Street       FIRST NATIONAL BANK OF OHIO
          Akron, Ohio  44308
          Attn: Ronald Kruse
Telephone: _____________________
Telecopy:  _____________________   By:
                                        Title:

Address:  Cincinnati Commerce Ctr. THE BANK OF TOKYO TRUST COMPANY
          600 Vine Street
          Suite 1908
          Cincinnati, OH  45202    By:
          Attn: Stuart McLean           Title:
Telephone: _____________________
Telecopy:  _____________________


Address:  1533 North Woodward Ave. MICHIGAN NATIONAL BANK
          Suite 200
          Bloomfield Hills, MI
          48304
          Attn: Thomas Kuslits
Telephone: ______________________
Telecopy: _______________________  By:
                                        Title:


Address:  601 Second Avenue South  FIRST BANK, N.A.
          MPFP 1802
          Minneapolis, Minn.  55402
          Attn: Conrad A. Keech
Telephone: (612) 973-2126
Telecopy:  (612) 973-2148          By:
                                        Title:


181\22567CAE.101

                                    ANNEX A


                                                          Commitment
                                                            Period
                                  Total                   Expiration
                                Commitment   Percentage      Date
 NATIONAL CITY BANK            $ 16,485,047     14.1700%   1/31/95
 SOCIETY NATIONAL BANK         $ 16,485,047     14.1700%   1/31/95

 CONTINENTAL BANK N.A.         $ 15,307,543     13.1579%   1/31/95

 COMERICA BANK                 $ 13,188,038     11.3360%   1/31/95
 FIRST UNION BANK              $  9,184,526      7.8947%   1/31/95

 THE DAIWA BANK, LIMITED       $  6,594,018      5.6680%   1/31/95

 THE FIFTH THIRD BANK          $  6,594,018      5.6680%   1/31/95

 STAR BANK, N.A.               $  6,594,018      5.6680%   1/31/95
 FIRST NATIONAL BANK OF OHIO   $  6,594,018      5.6680%   1/31/95

 MICHIGAN NATIONAL BANK        $  6,594,018      5.6680%   1/31/95

 THE BANK OF TOKYO TRUST
   COMPANY                     $  6,594,018      5.6680%   1/31/95
 FIRST BANK, N.A.              $  6,123,017      5.2632%   1/31/95

      TOTAL                    $116,337,326    100.0000%




181\22567CAE.101

                                                                       EXHIBIT A
                                PROMISSORY NOTE


$
Cleveland, Ohio

                                                                            , 19

     FOR  VALUE RECEIVED,  the undersigned  LDI Corporation,  a Delaware
corporation (the      "Borrower"),promises      to       pay      to      the
order      of _____________________________________________ (the  "Bank"), on
the  last day  of the Bank's Commitment Period, the principal sum of
                  DOLLARS

or the aggregate unpaid principal amount of all Loans evidenced by this Note made by the Bank to the Borrower pursuant to Section 2.1 of the Credit Agreement (as hereinafter defined), whichever is less, in lawful money of the United States of America. Capitalized terms used herein shall have the meanings ascribed to them in the Credit Agreement.

     The Borrower promises also to pay interest on the unpaid principal amount of each Loan from time to time outstanding from the date of such Loan until the payment in full thereof at the rates per annum which shall be determined in accordance with the provisions of Section 2.3 of the Credit
Agreement.   Said  interest shall  be payable on  each date  provided  for in said Section 2.3; PROVIDED, HOWEVER, that interest on any principal portion which is not paid when due shall be payable on demand.

     The portions of the principal sum hereof from time to time representing Prime Rate Loans and LIBOR Loans, and payments of principal of any thereof, will be shown on the grid(s) attached hereto and made a part hereof or the Bank shall record such information by such other method as the Bank may generally employ; PROVIDED, HOWEVER, that failure to make any such entry shall in no way detract from the Borrower's obligations under this Note.

     If this Note shall not be paid at maturity, whether such maturity occurs by reason of lapse of time, by operation of any provisions for acceleration of maturity contained in the Credit Agreement or otherwise, the principal hereof and the unpaid interest thereon shall bear interest, until paid, for Prime Rate Loans at a rate per annum equal to two percent (2%) in excess of the Prime Rate from time to time in effect, and for LIBOR Loans at a rate per annum equal to two and three-quarters percent (2-3/4%) in
excess of  the LIBOR  Fixed Rate applicable  thereto at the  due date.   All
payments of principal of and interest on this Note shall be made in immediately available funds.

     This Note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of the ____ day of __________, 1994, between the Borrower, the banks named therein and National City Bank, Society National Bank and Continental Bank N.A., as Co-Agents (as the same may hereafter be
amended, supplemented, amended and restated  or otherwise   modified  from time
to time, the "Credit Agreement"). Reference is made to such Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.

          The undersigned hereby authorizes any attorney-at-law to appear in any court of record in the State of Ohio, or in any other state or federal district of the United States, at any time or times after the above sum becomes due, and waive the issuance and service of process and confess judgment against the undersigned in favor of any holder of this Note, for the amount then appearing due, together with the costs of suit, and thereupon to release  all errors  and waive  all rights  of appeal and stay of execution.  The foregoing  warrant of attorney shall survive  any judgment,
and  should  any  judgment  be  vacated   for  any  reason  the  Bank  may
nevertheless utilize the  foregoing warrant  of attorney in  thereafter
obtaining  an additional judgment or  judgments against the undersigned.   The
Borrower agrees and consents that the attorney confessing judgment on behalf of Borrower may also be counsel to the Bank, waives any conflict of interest which might otherwise arise, and consents to the Payee paying such confessing attorney a reasonable legal fee or allowing such attorney's reasonable fees to be paid from the proceeds of collection of the amounts due hereunder.

          WARNING: BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.



                                LDI CORPORATION

                              By:_______________________________
                              Its:______________________________

                              And by:___________________________
                              Its:______________________________



181\22567CAE.101

                          LOANS AND PRINCIPAL PAYMENTS


                                                           Name of
           Amount of               Amount of    Unpaid     Person
             Prime     Amount of   Principal   Principal   Making
   Date    Rate Loan  LIBOR Loan    Prepaid     Balance   Notation





181\22567CAE.101

                                                                       EXHIBIT B
                           BANK ASSIGNMENT AGREEMENT

To:  LDI Corporation

To:  National City Bank, Society National Bank and
     Continental Bank N.A.,
     as the Co-Agents

                                   LDI CORPORATION
Gentlemen and Ladies:

     We refer to CLAUSE (D) of SECTION 10.11.1 of the Amended and Restated Credit Agreement, dated as of December 4, 1992 (as the same may be amended,
supplemented, amended  and  restated  or  otherwise  modified  from   time  to
time, the "CREDIT AGREEMENT"), among LDI Corporation, a Delaware corporation (the "BORROWER"), the various financial institutions (the
"BANKS") as  are, or  shall from  time to  time become,  parties   thereto,
and  National  City  Bank,  Society  National  Bank  and Continental Bank
N.A., as Co-Agents for the Banks.   Unless otherwise defined herein or the
context otherwise requires, terms used herein have the meanings provided in the Credit Agreement.

     This agreement is delivered to you pursuant to  CLAUSE (D) of SECTION
10.11.1 of the Credit Agreement and also constitutes notice to each of you, pursuant to CLAUSE (C) of SECTION 10.11.1 of the Credit Agreement, of the assignment and delegation to
                                  (the "Assignee") of            % of the Loans
                                     of (the  "Assignor")  outstanding under
                                     the Credit
Agreement on the  date hereof and  the same percentage  of the Assignor's
Commitment under the  Credit Agreement.   After giving  effect to  the
foregoing assignment and delegation, the Assignor's and the Assignee's Percentages for the purposes of the Credit Agreement are set forth opposite such Person's name on the signature pages hereof.

     [Add paragraph dealing with accrued interest and fees with respect to Loans assigned.]

     The Assignee hereby acknowledges and confirms that it has received a copy of the Credit Agreement and the exhibits related thereto, together with copies of the documents which were required to be delivered under the Credit Agreement as a condition to the making of the Loans thereunder. The Assignee further confirms and agrees that in becoming a Bank and in making its Loans under the Credit Agreement, such actions have and will be made without recourse to, or representation or warranty by either of the Co-Agents.

     Except as otherwise provided in the Credit Agreement, effective as of the date of acceptance hereof by the Co-Agents

          (a) the Assignee

               (i) shall be deemed automatically to have become a party to the Credit Agreement, have all the rights and obligations of a "Bank" under the Credit Agreement and the other Loan Documents as if it were an original signatory thereto to the extent specified in the second paragraph hereof; and

                  (ii) agrees  to be  bound by  the terms  and conditions  set forth in the Credit Agreement and the other Loan Documents as if it were an original signatory thereto; and

             (b) the Assignor shall be released from its obligations under the Credit Agreement and the other Loan Documents to the extent specified in the second paragraph hereof.

     The Assignor and the Assignee hereby agree that the [Assignor][Assignee] will pay to the Administrative Agent the processing fee referred to in SECTION 10.11.1 of the Credit Agreement upon the delivery hereof.

     The Assignee hereby advises each of you of the following administrative details with respect to the assigned Loans and requests the Co-Agents to acknowledge receipt of this document:

     (A)  Address for Notices

     (B)  Payment Instructions:

     The Assignee agrees to furnish the tax form required by the last sentence of Section 4.6 (if so required) of the Credit Agreement no later than the date of acceptance hereof by the Co-Agents.

     This Agreement may be executed by the Assignor and Assignee in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

ADJUSTED PERCENTAGE                     [ASSIGNOR]


                                   By:
                                       -------------------------
                                       Title:

PERCENTAGE                              [ASSIGNEE]


                                   By:
                                       --------------------------
                                       Title:

Accepted and Acknowledged this
      day of             , 19

NATIONAL CITY BANK,                SOCIETY NATIONAL BANK,
as Co-Agent                        as Co-Agent


By:                                 By:
    -----------------------             ---------------------------
    Title:                              Title:

CONTINENTAL BANK N.A.,
individually and as Co-Agent


By: -----------------------
    Title:


44181\22567CAE.101